Exhibit 3.38

Execution Version

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

LIBERTY PROPANE, L.P.

A DELAWARE LIMITED PARTNERSHIP

July 2, 2007

Execution Version

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

1.1	Definitions	1
1.2	Rules of Construction	12

ARTICLE 2 ORGANIZATIONAL MATTERS

2.1	Formation	12
2.2	Name	13
2.3	Purposes	13
2.4	Term	13
2.5	Offices; Registered Agent	13
2.6	Representations, Warranties and Covenants	13
2.7	Fiscal Year	14
2.8	Foreign Qualification	14

ARTICLE 3 ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

3.1	Partners	14
3.2	Admission of Additional Common Limited Partners and Issuance of Additional Common Limited Partner Interests	14
3.3	Admission of Series A Preferred Limited Partners and Issuance of Series A Preferred Limited Partner Interests	14
3.4	Admission of Limited Partners of Other Classes and Issuances of Other Limited Partner Interests	15
3.5	Preemptive Rights of the Class A Common Limited Partners and the Class B Common Limited Partners	15

ARTICLE 4 PARTNERS’ CAPITAL CONTRIBUTIONS

4.1	General Partner	15
4.2	Limited Partners	15
4 3	Continuation of Limited Partner Status	15
4.4	Capital	15
4.5	Capital Contributions	16
4.6	Failure to Contribute	17

ARTICLE 5 ALLOCATIONS

5.1	Profits and Losses	18
5.2	Special Allocations	19
5.3	Curative Allocations	21
5.4	Tax Allocations: Code Section 704(c)	21
5.5	Other Allocation Rules	21

ARTICLE 6 DISTRIBUTIONS

6.1	Priority of Distributions	22
6.2	Tax Adjustments and Preferences	23
6.3	Withholding	23
6.4	Tax Distributions	23

ARTICLE 7 MANAGEMENT AND OPERATION

7.1	Authority of General Partner	23
7.2	Reliance on General Partner	25
7.3	Duties and Obligations of General Partner	25
7.4	Reliance on Experts	25
7.5	Restriction on Authority of General Partner	26

7.6	Power of Attorney	27

ARTICLE 8 GENERAL PARTNER

8.1	Transfers of the General Partners Interest and Successor General Partners	28
8.2	Covenant Not To Withdraw or Dissolve	28
8.3	Termination of Status as General Partner	28

ARTICLE 9 ROLE OF LIMITED PARTNERS

9.1	Rights or Powers	29
9.2	Voting Rights	29

ARTICLE 10 SPECIAL MATTERS CONCERNING PREFERRED LIMITED PARTNER INTERESTS

10.1	Series A Preferred Designation of Class	30
10.2	Series A Preferred Distributions	30
10.3	Series A Preferred Exchange upon an Initial Public Offering	30
10.4	Series A Preferred Put Option	31
10.5	Series A Preferred Redemption	31
10.6	Series A Preferred Voting Rights	32
10.7	Series A Preferred Subordination	32
10.8	Series B Preferred Designation; Voting	32
10.9	Series B Preferred Distributions	32
10.10	Series B Preferred Exchange upon an Initial Public Offering	33
10.11	Series B Preferred Limited Partner Put Option	33
10.12	Series B Preferred Redemptions	34

ARTICLE 11 SPECIAL MATTERS CONCERNING THE MANAGEMENT RESTRICTED COMMON LIMITED PARTNER INTERESTS

11.1	Designation of Class	35
11.2	Time Vesting of the Management Restricted Common Limited Partner Interests	35
11.3	Termination and Transfer of the Management Restricted Common Limited Partner Interests and Class B Common Limited Partner Interests	37
11.4	Allocation and Transfer of Management Restricted Common Limited Partner Interests held by the General Partner	38
11.5	Voting Rights	38
11.6	Escrow of Distributions	39

ARTICLE 12 SPECIAL MATTERS CONCERNING THE COMMON LIMITED PARTNER INTERESTS

12.1	Initial Public Offering	39
12.2	Class B Common Limited Partner Call Option	40

ARTICLE 13 OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

13.1	Partnership Expenses	40

ARTICLE 14 BOOKS AND RECORDS

14.1	Books of Account	41
14.2	Availability of Books of Account	41
14.3	Periodic Reporting	41
14.4	Bank Accounts	42
14.5	Tax Returns	42
14.6	Information	42

ARTICLE 15 AMENDMENTS; MEETINGS

15.1	Amendments	42

ARTICLE 16 CERTIFICATES OF INTEREST, RECORD HOLDERS AND DISPOSITION OF INTEREST BY LIMITED PARTNERS

16.1	Certificates of Partnership Interest	42
16.2	Registration, Registration of Disposition and Exchange	43
16.3	Mutilated, Destroyed, Lost or Stolen Certificates	43
16.4	Record Holder	43
16.5	Restriction on Dispositions	44
16.6	Permitted Dispositions of Limited Partner’s Partnership Interests	44
16.7	Right of First Refusal	44
16.8	Drag-Along and Tag-Along Rights	45
16.9	Prohibited Dispositions	47
16.10	Rights of Unadmitted Assignees	47
16.11	Admission of Limited Partners	47
16.12	Representations as to Securities Laws; Legend	48
16.13	Distributions and Allocations in Respect to Disposed Partnership Interests	48
16.14	Notice Rights	49
16.15	Reallocation and Waiver	49
16.16	Securities	49

ARTICLE 17 DISSOLUTION AND WINDING UP

17.1	Liquidating Events	50
17.2	Winding Up	50
17.3	Deemed Distribution and Recontribution	51
17.4	Rights of Partners	52
17.5	Notice of Dissolution	52

ARTICLE 18 INDEMNIFICATION

18.1	Standard and Extent	52
18.2	Securities Laws Violations	52
18.3	Advance Payments	52
18.4	Witness Expenses	52
18.5	Insurance	53
18.6	Reports of Indemnification and Advances	53

ARTICLE 19 MISCELLANEOUS

19.1	Notice	53
19.2	Entire Agreement	53
19.3	Severability of Provisions	53
19.4	Survival of Indemnities	53
19.5	Governing Law	53
19.6	Counterpart Execution	53
19.7	Binding Effect	54
19.8	Headines	54
19.9	Attorneys’ Fees	54
19.10	Variations of Pronouns	54
19.11	Construction	54
19.12	Incorporation by Reference	54
19.13	Further Action	54
19.14	Partition	54
19.15	Sole Discretion	54
19.16	Merger	54
19.17	Confidential Information	55

iii

EXHIBITS AND SCHEDULES

Exhibit A	Partners
Exhibit B	Summary of Terms of the Initial Public Offering

iv

Execution Version

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

LIBERTY PROPANE, L.P.

A Delaware Limited Partnership

This Third Amended and Restated Agreement of Limited Partnership of Liberty Propane, L.P. (this “Agreement”), is made and entered into to be effective as of July 2, 2007 (“Effective Date”), by and among Liberty Propane GP, LLC, a Delaware limited liability company, as the General Partner, and all other parties admitted to the Partnership as Limited Partners, as provided herein and set forth in Exhibit A hereto, as from time to time amended in accordance herewith. This Agreement supersedes and replaces the previous Second Amended and Restated Agreement of Limited Partnership of Liberty Propane, L.P. dated April 1, 2006. This Agreement is being amended and restated to create and issue the Series B Preferred Limited Partner Interests to the Series B Preferred Limited Partners on or about the Effective Date.

ARTICLE 1

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

“Accepting Offerees” has the meaning given in Section 16.7(d).

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding Law).

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the end of the relevant Fiscal Year, adjusted as follows:

(i) credit to such Capital Account, any amounts which such Partner (A) is obligated to restore pursuant to any provision of this Agreement, or (B) is obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)); and

(ii) debit to such Capital Account, the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person, (i) any Person, directly or indirectly, controlling, controlled by, or under common control with such Person; (ii) any Person owing or controlling 10% or more of the outstanding voting interests of such Person; (iii) any officer, director, or general partner of such Person; or (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. The Partners shall not be deemed to be Affiliates of the Partnership.

“Agreement” has the meaning given in the introductory paragraph.

“Argosy” means Argosy Investment Partners III, L.P.

“Argosy Entity” means Argosy, ACG – Liberty Propane L.P., or and any entity directly or indirectly wholly owned or controlled by Argosy.

“Article 16 Sale” has the meaning given in Section 16.8(a).

“Assignee” means any Person that acquires a Partnership Interest or any portion thereof through a Disposition; provided, however, that an Assignee shall have no right to be admitted to the Partnership as a Partner except in accordance with ARTICLE 8 or 16, as applicable. The Assignee of a dissolved Partner is the shareholder, partner, or other equity owner or owners of the dissolved Partner to whom such Partner’s Partnership Interest is assigned by the Person conducting the liquidation or winding up of such Partner. The Assignee of a Bankrupt Partner is (a) the Person or Persons (if any) to whom such Bankrupt Partner’s Partnership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Partnership Interest is assigned.

“Assignor” means a Partner Disposing of its Partnership Interest.

“Assumed Income Tax Rate” has the meaning given in Section 6.4.

“Bankrupt” or “Bankruptcy” means, with respect to any Person, that:

(i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or

(ii) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are closed.

“Call Date” has the meaning given in Section 12.2(b).

“Call Price” has the meaning given in Section 12.2(a).

“Calvert Street” means Calvert Street Capital Partners, Inc.

“Calvert Street Entity” means Calvert Street, Legg Mason SBIC Mezzanine Fund, L.P. (so long as controlled by Calvert Street), or and any entity directly or indirectly wholly owned or controlled by Calvert Street.

“Capital Account” means the capital account established for each Partner pursuant to Section 4.4(b).

“Capital Account Reduction” has the meaning given in Section 4.6(a)(ii)(A).

“Capital Contributions” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by a Partner. Any reference in this Agreement to the Capital Contributions of a Partner shall include a Capital Contribution of its predecessors in interest.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the State of Delaware, as required by the Act, and as from time to time amended, or such similar instrument as may be required to be filed by the Laws of any other state in which the Partnership conducts business.

“Certificate of Partnership Interest” means a certificate in such form as may be adopted by the General Partner in its Sole Discretion that is issued by the Partnership to evidence ownership of one or more Partnership Interests.

“Class A and Class B Common Conversion Ratio” means that ratio determined by the General Partner in its reasonable discretion after consultation with the managing underwriters with respect to any potential IPO Event.

“Class A and Class B Common Preferred Return” means an amount equal to 12% per annum compounded quarterly, accrued from the date of each Capital Contribution, on (a) the Unpaid Capital Contributions made by all Class A Common Limited Partners and Class B Common Limited Partners and (b) any accrued and payable, but unpaid, Class A and Class B Common Preferred Return.

“Class A Common Limited Partner” means any Limited Partner executing this Agreement as a Class A Common Limited Partner or hereafter admitted to the Partnership as a Class A Common Limited Partner as provided in this Agreement, but does not include any Person who has ceased to be a Limited Partner. The Class A Common Limited Partners, as of the date hereof, are listed on Exhibit A hereto.

“Class A Common Limited Partner Interests” means the class of Limited Partner Interests with the rights and privileges specified herein.

“Class B Common Limited Partner” means any Limited Partner executing this Agreement as a Class B Common Limited Partner or hereafter admitted to the Partnership as a Class B Common Limited Partner as provided in this Agreement, but does not include any Person who has ceased to be a Limited Partner. The Class B Common Limited Partners, as of the date hereof, are listed on Exhibit A hereto.

“Class B Common Limited Partner Interests” means the class of Limited Partner Interests with the rights and privileges specified herein.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding Law).

“Commitment” means, with respect to any Partner, the “Remaining Commitment” specified for such Partner on Exhibit A.

“Common Limited Partner” means a Limited Partner who holds Class A Common Limited Partner Interests, Class B Common Limited Partner Interests or Management Restricted Common Limited Partner Interests.

“Common Limited Partner Super-Majority” means the Class A Common Limited Partners and the Class B Common Limited Partners (voting as a single class) holding among them Limited Partner Interests representing at least 67% of the aggregate Unpaid Capital Contributions of all Class A Common Limited Partners and the Class B Common Limited Partners.

“Competing Holder” means any Class B Common Limited Partner or Management Restricted Limited Partner who directly or indirectly participates in the ownership, management, operation or control of, or is connected as an officer, management employee, partner, director or contractor providing management or consulting services with, or has any financial interest in or aids or assists anyone else in the conduct of, any business in any Restricted Territory (as defined in any non-competition, non-solicitation or management agreement between such Limited Partner and the General Partner or Partnership) that either conducts a business substantially similar to that conducted by the General Partner and the Partnership or provides or sells a service or product that is the same, substantially similar to or otherwise competitive with the products and services provided or sold by the Partnership; provided, however, that a Limited Partner shall not be considered a Competing Holder solely as the result of such Person providing traditional investment banking services. For the purposes of this definition, (i) if circumstances arise in which G. Cook Jordan, Jr., Thomas E. Knauff or Jordan, Knauff & Company (or any of their respective Affiliates) would be considered a Competing Holder, then Management Capital Company, LLC shall be considered a Competing Holder; (ii) if circumstances arise in which Kent A. Misemer would be considered a Competing Holder, then Kent A. Misemer Revocable Trust Dated 12-24-92 shall be considered a Competing Holder and (iii) if circumstances arise in which Larry A. Weinstein would be considered a Competing Holder, then Larry A. Weinstein Revocable Trust Dated 8-21-00 shall be considered a Competing Holder.

“Confidential Information” means information and data (including all copies thereof) that is furnished or submitted by any of the Partners or their Affiliates, whether oral, written, or electronic, on a confidential basis to the other Partners or their Affiliates in connection with the Partnership, and any and all of the studies or analyses of investment opportunities to be made by the Partnership, and the resulting information and data obtained from those studies or analyses. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(i) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Partner or its Affiliates in contravention of this Agreement;

(ii) as to any Partner, was in the possession of such Partner or its Affiliates prior to the execution of this Agreement; or

(iii) as to any Partner, has been independently acquired or developed by such Partner or its Affiliates without violating any of the obligations of such Partner or its Affiliates under this Agreement.

“Contributing Limited Partner” has the meaning given in Section 4.6(a)(ii).

“Day” means a calendar day; provided, however, that if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

“Defaulting Holder” means (i) any Management Restricted Limited Partner or Class B Common Limited Partner who is an employee of, or provides substantial services to, the General Partner, the Partnership or any entity that provides substantial services to the General Partner or the Partnership and such Person (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of it or him, (B) has been convicted with respect to a felony offense involving moral turpitude, (C) has materially breached any policy or code of conduct established by the General Partner or the Partnership of which such Person is aware or should have been aware, or (D) has willfully engaged in conduct that such Person knows or should know is materially injurious to the Partnership; or (ii) any Series A Preferred Limited Partner, Management Restricted Limited Partner or Class B Common Limited Partner who has breached the terms of a non-compete, non-solicitation or management agreement between such Person and the General Partner or Partnership. For the purposes of this definition, (i) if circumstances arise in which G. Cook Jordan, Jr., Thomas E. Knauff or Jordan, Knauff & Company (or any of their respective Affiliates) would be considered a Defaulting Holder, then Management Capital Company, LLC shall be considered a Defaulting Holder; (ii) if circumstances arise in which Kent A. Misemer would be considered a Defaulting Holder, then Kent A. Misemer Revocable Trust Dated 12-24-92 shall be considered a Defaulting Holder and (iii) if circumstances arise in which Larry A. Weinstein would be considered a Defaulting Holder, then Larry A. Weinstein Revocable Trust Dated 8-21-00 shall be considered a Defaulting Holder.

“Default Rate” means a rate per annum equal to the lesser of (i) a varying rate per annum equal to the sum of (A) the Prime Rate plus (B) 5% per annum, or (ii) the maximum rate permitted by Law.

“Depreciation” means, for each Fiscal Year (or other period), an amount equal to the depreciation, amortization, or any other cost recovery deduction allowable with respect to an asset for such year or other period; provided, however, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year (or other period), Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year (or other period) as the period bears to such beginning adjusted tax basis; provided, further, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year (or other period) is zero, depreciation shall be determined with reference to such beginning Gross Asset Value, using any reasonable method selected by the General Partner.

“Dispose.” “Disposing” or “Disposition” means with respect to any asset (including a Partnership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (i) in the case of an asset owned by an entity, (A) a merger or consolidation of such entity (other than where such entity is the survivor thereof), or (B) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (ii) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; provided, however, creation of an Encumbrance shall not be deemed a Disposition as defined in this definition.

“Dissenting Holder” has the meaning given in Section 10.3(b).

“Distributable Assets” means the cash, securities and any other assets of the Partnership available to the Partnership for distribution to the Partners, as determined by the General Partner after payment of or provision for the following with respect to the Partnership and its subsidiaries:

(i) all operating expenses including property taxes;

(ii) all scheduled payments of principal, interest and other charges due during any relevant period in respect of any indebtedness;

(iii) all expenditures for capital improvements to assets or property deemed reasonably necessary or advisable by the General Partner;

(iv) all current liabilities (including, but not limited to, trade payables and other accounts payable, security deposits and property taxes payable); and

(v) working capital reserves in such amounts as the General Partner deems reasonably necessary or advisable.

“Drag-Along Right” has the meaning given in Section 16.8(a).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” has the meaning given in the introductory paragraph.

“Encumber.” Encumbering” or “Encumbrance” means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

“First Offer” has the meaning given in Section 16.7(b).

“Fiscal Year” means the period commencing on July 1 and ending on the earlier to occur of (A) the next June 30 and (B) the date on which (1) all Partnership Property is distributed pursuant to ARTICLE 17 of this Agreement and (2) the Partnership’s Certificate of Limited Partnership is canceled pursuant to the Act.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“General Partner” means any Person who (i) is referred to as such in the introductory paragraph of this Agreement, or who has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement.

“General Partner Interest” means the Partnership Interests held by the General Partner.

“General Partner Protected Acts” has the meaning given in Section 7.3(b).

“General Partner Protected Parties” has the meaning given in Section 7.3(b).

“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(ii) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the General Partner, as of the following times: (A) the acquisition of an additional Partnership Interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property (including cash) as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with a grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; provided, however, that adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution;

(iv) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743 (b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 5.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this section to the extent the General Partner determines that an adjustment pursuant to this section is necessary or appropriate in connection with a transaction that would otherwise result in adjustment pursuant to this section; and

(v) if the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“High Leverage Period” means any period of time during which the items included in the definition of (a) below are incurred and remain the cause of the leverage ratio described below exceeding a ratio of 8:1, it being the intention that a reduction of EBITDA alone shall not result in a period of time being a High Leverage Period even if such ratio is exceeded. The relevant ratio is (a) the sum of indebtedness for borrowed money (but expressly excluding any working capital revolving loans, seller financing, and payments with respect to non-compete agreements), capital lease obligations and Series A Preferred Limited Partner capital contributions (including accrued and unpaid Series A Preferred Return, but excluding any conversion ratio) to (b) EBITDA (calculated in accordance with the definition of EBITDA under the Partnership’s senior loan agreement on the date of this Agreement) of the Partnership and its subsidiaries for the 12 most recent calendar months for which information is available (which shall include pro forma EBITDA for any acquired business for the portion of such 12 month period such business was not owned by the Partnership or its subsidiaries).

“Indemnitees” has the meaning given in Section 18.1.

“IPO Event” means the consummation of an underwritten public offering of limited partner interests by the Partnership.

“Investment” means the acquisition for value of tangible, intangible, or mixed assets, or in the case of an “Investment” in any Person, any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of any such Person, any capital contribution to such Person or any other delivery of funds, stock or other assets to such Person.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Limited Partner” means a Limited Partner designated as such on Exhibit A, or who has been admitted as a Limited Partner pursuant to the terms of Section 16.11 and who holds a Partnership Interest.

“Limited Partner Interest” means the Partnership Interests held by any Limited Partner.

“Liquidating Event” has the meaning given in Section 17.1(a).

“Liquidity Event” means (i) the sale of all or substantially all of the assets and business of the Partnership and its subsidiaries; (ii) the sale of all or substantially all of the Series B Preferred Limited Partner Interests, the Class A Common Limited Partner Interests and Class B Common Limited Partner Interests in a single or series of related transactions; (iii) the dissolution or liquidation of the Partnership; or (iv) the merger or consolidation of the Partnership with another entity and as a result of which the equity holders of the Partnership directly before such merger or consolidation own less than 50% of the resulting entity.

“Majority Interest” means as to a class or aggregate of classes, the Limited Partners holding among them Limited Partner Interests representing at least a majority of the aggregate Unpaid Capital Contributions made to the Partnership by the Limited Partners in such class or aggregate of classes.

“Management Company” means Liberty Propane Management LLC, a Delaware limited liability company formed on July 31, 2003.

“Management Restricted Common Limited Partner” means any Limited Partner executing this Agreement as a Management Restricted Common Limited Partner or that is hereafter admitted to the Partnership as a Management Restricted Common Limited Partner as provided in this Agreement, but does not include any Person who has ceased to be a Limited Partner. The Management Common Limited Partners, as of the date hereof, are listed on Exhibit A hereto.

“Management Restricted Common Limited Partner Interest” means the class of Limited Partner Interests with the rights and privileges specified herein, including pursuant to ARTICLE 11 hereof.

“MLP” has the meaning given in Section 10.3(a).

“New Sharing Ratio” has the meaning given in Section 4.6(a)(ii)(C).

“Non-Contributing Limited Partner” has the meaning given in Section 4.6(a).

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Offer Notice” has the meaning given in Section 16.7(b)

“Offer Price” has the meaning given in Section 16.7(a).

“Offer Period” has the meaning given in Section 16.7(c).

“Offerees” has the meaning given in Section 16.7(b).

“Organizational Limited Partner” means SCP LP Propane Partners I, Inc., a Delaware corporation.

“Partner Nonrecourse Debt” has the meaning given in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning given in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partners” means the General Partner and all the Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners.

“Partnership” means the partnership formed pursuant to this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

“Partnership Expenses” has the meaning given in Section 13.1.

“Partnership Interest” means with respect to any Partner, (i) that Partner’s status as a Partner; (ii) that Partner’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from the Partnership; (iii) all other rights, benefits and privileges enjoyed by that Partner (under the Act, this Agreement, or otherwise) in its capacity as a Partner, including that Partner’s rights to vote; and (iv) all obligations, duties and liabilities imposed on that Partner (under the Act, this Agreement or otherwise) in its capacity as a Partner, including any obligations to make Capital Contributions.

“Partnership Minimum Gain” has the meaning given in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Property” means all of the assets of the Partnership, including real and personal property acquired by the Partnership, and any improvements thereto, and shall include both tangible and intangible property.

“Payment Notice” means a written notice requiring Capital Contributions to the Partnership, which notice will be delivered to each Limited Partner and will:

(i) specify the purpose for which the Capital Contributions are required to be made;

(ii) in the case of a Payment Notice with respect to the anticipated making of an Investment, include a brief description of the identity and nature of such Investment, and the type of interest being purchased; and

(iii) specify the Capital Contribution required to be made by each Class A Common Limited Partner and Class B Common Limited Partner and the method of calculation thereof.

“Person” has the meaning assigned that term in Section 17-101(14) of the Act and also includes a Governmental Authority and any other entity.

“Prior Sharing Ratio” has the meaning given in Section 4.6(a)(ii)(C).

“Prime Rate” means the rate published in The Wall Street Journal under “Credit Markets: Money Rates,” with adjustments in such rate to be made on the same date as any change in the prime rate is so published.

“Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703 (a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this section shall be added to such taxable income or loss;

(ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this section, shall be subtracted from such taxable income or loss;

(iii) in the event the Gross Asset Value of any Partnership Property is adjusted pursuant to the exceptions in (ii) or (iv) to the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset, for purposes of computing Profits and Losses;

(iv) gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership Property differs from its Gross Asset Value;

(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account, Depreciation for such Fiscal Year or other period, computed in accordance with Section 10; and

(vi) notwithstanding any other provision of this section, any items which are specially allocated pursuant to Section 5.2 or 5.3 shall not be taken into account in computing Profits and Losses.

“Purchase Offer” has the meaning given in Section 16.7(a).

“Purchaser” has the meaning given in Section 16.7(a).

“Put Option” has the meaning given in Section 10.4(a).

“Put Option Closing Date” has the meaning given in Section 10.4(d).

“Put Option Exercise Notice” has the meaning given in Section 10.4(b).

“Put Option Exercise Price” has the meaning given in Section 10.4(c).

“Qualifying IPO” means the transaction by which the Partnership or a successor in interest to the Partnership’s business and assets organizes itself as MLP and effects an initial public offering of units in the MLP in a manner similar to public offerings made by publicly traded master limited partnerships that are engaged in the distribution and sale of propane and that generates proceeds to the Partnership in excess of Twenty Five Million Dollars ($25,000,000).

“Record Holder” means the Person in whose name a Partnership Interest is registered on the books of the Partnership as of the opening of business on a particular Business Day.

“redeem” and “redemption”, or similar term, whether capitalized or not, means the purchase of a Limited Partner Interest by the Partnership where either (i) the relevant Limited Partner’s Sharing Ratio is reduced or (ii) the base on which the preferred return payable to such Limited Partner is reduced. For avoidance of doubt, distributions under Section 6.1 shall not be considered a redemption.

“Redemption Date” has the meaning given in Section 10.5(b).

“Redemption Price” has the meaning given in Section 10.5(b).

“Regulatory Allocations” has the meaning given in Section 5.3.

“Sale Notice” has the meaning given in Section 16.8(b).

“SCP Entity” means Sterling and any of its Affiliates (other than the General Partner).

“Second Installment Date” has the meaning given in Section 10.11(e).

“Series A Conversion Ratio.” with respect to any sub-series of Series A Preferred Limited Partner Interests, means a ratio equal to that to be listed on Exhibit A hereto.

“Series B Purchase Agreement” means that certain Purchase Agreement by and among the Partnership, certain Argosy Entities, and certain Calvert Street Entities of even date herewith, whereby certain Argosy Entities and certain Calvert Street Entities acquire Series B Limited Partner Interests.

“Series A Preferred Limited Partner” means any Limited Partner hereafter admitted to the Partnership as a Series A Preferred Limited Partner as provided in this Agreement, but does not include any Person who has ceased to be a Limited Partner.

“Series A Preferred Limited Partner Interests” means the class of Limited Partner Interests with the rights and privileges specified herein, including pursuant to ARTICLE 10 hereof.

“Series A Preferred Return.” with respect to any sub-series of Series A Preferred Limited Partner Interests, means an amount equal to the percentage return per annum to be listed on Exhibit A hereto on (a) the aggregate Capital Contributions made by such Series A Preferred Limited Partners and (b) any accrued and unpaid Series A Preferred Return applicable to such Series A Limited Partners.

“Series B Conversion Ratio” with respect to the Series B Preferred Limited Partner Interests, means a ratio determined initially at 1:1 as of the Effective Date but which ratio shall increase at the rate of 8.0% per annum applied on a non-compounding basis to the number of days outstanding before the event giving rise to the application of the Series B Conversion Ratio, for the avoidance of doubt, the numerator of such ratio shall increase by 0.02 every quarter, such that after three quarters the Series B Preferred Conversion Ratio shall be 1.06:1 and after five quarters shall be 1.10:1.

“Series B Preferred Limited Partners” any Limited Partner executing this Agreement as a Series B Preferred Limited Partner or hereafter admitted to the Partnership as a Series B Preferred Limited Partner as provided in this Agreement, but does not include any Person who has ceased to be a Limited Partner. The Series B Preferred Limited Partners, as of the date hereof, are listed on Exhibit A hereto.

“Series B Preferred Limited Partners Interests” means the class of Limited Partner Interests with the rights and privileges specified herein.

“Series B Preferred Limited Partner Super-Majority” means, if one or more Calvert Street Entities continue to own all of the Series B Preferred Limited Partner Interests originally issued to them pursuant to the Series B Purchase Agreement, then the vote of such Calvert Street Entities; otherwise, the Series B Preferred Limited Partners (voting as a single class) holding among them Limited Partner Interests representing at least 67% of the aggregate Unpaid Capital Contributions made to the Partnership by the Series B Preferred Limited Partners.

“Series B Preferred Put Date” has the meaning given in Section 10.11(b).

“Series B Preferred Put Notice” has the meaning given in Section 10.11(b).

“Series B Preferred Put Option” has the meaning given in Section 10.11(a).

“Series B Preferred Put Price” has the meaning given in Section 10.11(e).

“Series B Preferred Redemption Date” has the meaning given in Section 10.12(c).

“Series B Preferred Redemption Price” has the meaning given in Section 10.12(b).

“Series B Preferred Return” means an amount equal to 11.0% per annum (or during any High Leverage Period, 16% per annum) paid quarterly, accrued from the date of each Capital Contribution on (a) Unpaid Capital Contributions of such Series B Preferred Limited Partner Interest and (b) any accrued but unpaid, Series B Preferred Return.

“Service” means a Person’s status as (i) an employee of the General Partner or (ii) an employee of an entity providing substantial services to the General Partner or Partnership pursuant to a management agreement or otherwise.

“Service Provider” has the meaning given in Section 5.2(h).

“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement (including adjustments for a Partner’s Commitments) or in connection with Dispositions of Partnership Interests, in the case of a Partner executing this Agreement as of the Effective Date or a Person acquiring such Partner’s Partnership Interest, the percentage specified as its Sharing Ratio on Exhibit A; provided, however, that the total of all Partners’ Sharing Ratios shall always equal 100%.

“Sole Discretion” means, with regards to any vote, consent or approval by any Partner, a vote, consent or approval granted or withheld (i) in such Partner’s sole and absolute discretion, (ii) with or without cause, (iii) subject to such conditions as such Partner shall deem appropriate, and (iv) without taking into account the interests of, and without incurring liability to, the Partnership, any other Partner, or any officer or employee of the Partnership.

“Spindown” means, collectively, the entire sequence of actions described in Section 4.6(a)(ii).

“Sterling” means Sterling Capital Partners, L.P.

“Subsequent Capital Contributions” has the meaning given in Section 4.5(b).

“Tag-Along Notice” has the meaning given in Section 16.8(c).

“Tag-Along Right” has the meaning given in Section 16.8(a).

“Tax Distribution” has the meaning given in Section 6.4.

“Terminated Holder” has the meaning given in Section 11.3.

“Terminated Interest” has the meaning given in Section 11.3.

“Terminated Interest Purchase Price” has the meaning given in Section 11.3.

“Terminated Interest Purchaser” has the meaning given in Section 11.3.

“Time Vesting Restrictions” has the meaning given in Section 11.2.

“Transfer Application” means an application and agreement for Disposition of Partnership Interests in the form determined by the General Partner in its Sole Discretion.

“Transferring Partners” has the meaning given in Section 16.8(a).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations maybe amended from time to time (including corresponding provisions of succeeding regulation).

“Unpaid Capital Contributions” means with respect to any Common Limited Partner or Series B Preferred Limited Partner, the Capital Contributions made by such Limited Partner, less the amount of (i) as to a Series B Preferred Limited Partner, any redemptions of the Capital Contributions of such Series B Preferred Limited Partner made pursuant to Section 10.12 (and for the purpose of such redemption, the amount representing the redemption of Capital Contributions shall mean the amount paid, less the portion that relates to accrued Series B Preferred Return made as part of such payment and the portion that relates to the Series B Conversion Ratio premium on the redeemed Capital Contributions made as part of such payment) or (ii) as to Common Limited Partners, any redemption of the Capital Contribution of such Common Limited Partner (which for such purpose shall mean a redemption resulting in a reduction in the Sharing Ratio of such Common Limited Partner, and shall expressly exclude a distribution made pursuant to Section 6.1).

1.2 Rules of Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits are to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except with respect to Capital Accounts and the items used in computing the Capital Accounts and except as otherwise specified herein; (e) the words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole; (f) in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding;” (g) a reference to a Person includes the successors and assigns of such Person but such reference shall not modify the terms governing the assignment of rights and obligations hereunder; (h) the term “including” means “including, without limitation;” (i) references to Law refer to such Law as may be amended from time to time, and references to particular provisions of Law include any corresponding provisions of any succeeding Law; and (j) references to money refer to the legal currency of the United States of America.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Act and hereby amend and restate the original Agreement of Limited Partnership of Liberty Propane, L.P. in its entirety. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act.

2.2 Name. The name of the Partnership shall be “Liberty Propane, L.P.” The General Partner, in its Sole Discretion, may change the name of the Partnership at any time by giving notice to the other Partners promptly thereafter.

2.3 Purposes. The purposes of the Partnership will be to engage directly and indirectly in the retail distribution and sale of propane and related equipment and supplies, and to engage in such other activities as are permitted hereby or are incidental or ancillary thereto as the General Partner deems necessary or advisable, all upon the terms and conditions set forth in this Agreement.

2.4 Term. The Partnership shall continue until the dissolution of the Partnership pursuant to the express terms of ARTICLE 17 hereof or as otherwise provided by Law.

2.5 Offices; Registered Agent. The registered office of the Partnership in the State of Delaware shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Partnership in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The Partnership may have such other offices as the General Partner may designate from time to time, written notice of which shall be promptly provided to the Limited Partners.

2.6 Representations, Warranties and Covenants. Each Partner hereby represents, warrants and covenants to the Partnership and each other Partner that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Partner is a Partner:

(a) that such Partner is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by Law, that Partner is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation;

(b) that such Partner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Partner have been duly taken;

(c) that such Partner has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligations of that Partner enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at Law or in equity);

(d) that such Partner’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its organizational documents, (B) any contract or agreement to which it is a party or otherwise subject to, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;

(e) that such Partner understands that it is the intent of the Partners that the Partnership or a successor in interest to the Partnership’s business and assets may organize itself as a master limited partnership and effect an initial public offering of units in the MLP in a manner similar to public offerings made by publicly traded master limited partnerships that are engaged in the distribution and sale of propane and that such Partner agrees to negotiate in good faith with the other Partners with respect to the terms and conditions of any such initial public offering;

(f) that such Partner understands that the Partnership Interests being issued to such Partner have not been registered under either the Securities Act of 1933, as amended, or applicable state securities laws, and cannot be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) by such Partner except by registration or pursuant to an exemption under the Securities Act of 1933 and applicable state securities laws, and except in accordance with the restrictions set forth in this Agreement;

(g) that prior to executing this Agreement or otherwise becoming a Partner such Partner has had adequate opportunity to ask questions of and receive answers from the Partnership concerning the business, financial condition, properties, operations, prospects and proposed acquisitions of the Partnership and all such questions have been answered to the Partner’s satisfaction and that he, she or it is experienced in investing in limited partnerships and businesses;

(h) that the Partner is an “accredited investor” as defined in Rule 501 (a) under Regulation D of the Securities Act of 1933;

(i) that the Partner is acquiring his or its Partnership Interests for such Partner’s own account for investment purposes and not with a view to or in connection with the resale or other distribution thereof; and

(j) that, if such Partner is or is eligible to be a holder of Management Restricted Common Limited Partner Interests, such Partner agrees to execute a non-competition and non-solicitation agreement satisfactory to the General Partner.

2.7 Fiscal Year. The fiscal year of the Partnership for financial statement purposes shall be the Fiscal Year and the fiscal year for federal income tax purposes shall be the calendar year, except as may be required by the Code.

2.8 Foreign Qualification. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership in that jurisdiction. At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

ARTICLE 3

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

3.1 Partners. The Class A Common Limited Partners, the Class B Common Limited Partners, the Series A Preferred Limited Partners, the Series B Preferred Limited Partners, the Management Restricted Common Limited Partners and the General Partner are the sole Partners of the Partnership as of the date hereof.

3.2 Admission of Additional Common Limited Partners and Issuance of Additional Common Limited Partner Interests. The General Partner, on behalf of the Partnership, is authorized to admit additional Limited Partners as either Class A Common Limited Partners, Class B Common Limited Partners or Management Restricted Common Limited Partners upon the execution and delivery by each such Person of such documents and instruments as the General Partner may reasonably request as may be necessary or appropriate to confirm such Person as a Limited Partner in the Partnership and such Person’s agreement to bound by the terms and conditions hereof.

3.3 Admission of Series A Preferred Limited Partners and Issuance of Series A Preferred Limited Partner Interests. Subject to Section 10.1(b), the General Partner, on behalf of the Partnership, is authorized to admit additional Limited Partners as Series A Preferred Limited Partners upon the execution and delivery by each such Person of such documents and instruments as the General Partner may reasonably request as may be necessary or appropriate to confirm such Person as a Limited Partner in the Partnership and such Person’s agreement to bound by the terms and conditions hereof.

3.4 Admission of Limited Partners of Other Classes and Issuances of Other Limited Partner Interests. Subject to Section 7.5, (i) the General Partner, on behalf of the Partnership, is authorized to admit additional Limited Partners of classes other than Class A Common Limited Partners, Class B Common Limited Partners, Management Restricted Limited Partners, Series A Preferred Limited Partners and Series B Preferred Limited Partners; provided, that such Persons execute and deliver to the Partnership such instruments in form and substance as the General Partner may deem necessary or desirable to effect such admission; and (ii) the terms of any permitted new class of Partnership Interests shall be determined in the Sole Discretion of the General Partner and the Partnership Agreement shall be amended by the General Partner to reflect such terms. The General Partner shall determine the terms of a permitted new class taking into account the benefits to the Partnership from issuing such new class and the fair market value of the equity of the Partnership prior to the issuance of the new class, as well as other factors which it determines are appropriate in its reasonable judgment.

3.5 Preemptive Rights of the Class A Common Limited Partners and the Class B Common Limited Partners. Prior to the issuance of Limited Partner Interests (other than Management Restricted Common Limited Partner Interests or Class B Common Limited Partner Interests issued to a current or potential Class B Common Limited Partner that is receiving or is a holder of a Management Restricted Common Limited Partner Interest) to a third party for cash consideration, the current holders of the Class A Common Limited Partner Interests and Class B Common Limited Partner Interests must be given a reasonable opportunity to purchase that amount of the Limited Partner Interests to be issued that is equal to such Partner’s total aggregate Capital Contributions divided by the total aggregate Capital Contributions made by all Class A Common Limited Partner Interests and Class B Common Limited Partner Interests.

ARTICLE 4

PARTNERS’ CAPITAL CONTRIBUTIONS

4.1 General Partner. The name, address, Capital Contributions and Commitment of the General Partner are set forth on Exhibit A, attached hereto as the same may be amended, from time to time.

4.2 Limited Partners. The names, addresses, Capital Contributions, Commitments, Sharing Ratios and class of Limited Partner Interests of the Limited Partners are set forth on Exhibit A, attached hereto as the same may be amended, from time to time.

4.3 Continuation of Limited Partner Status. Once admitted as a Limited Partner, a Person shall continue to be a Limited Partner for all purposes of this Agreement and the Act until the withdrawal of such Limited Partner or admission of an Assignee pursuant to Section 16.11.

4.4 Capital.

(a) [Intentionally omitted.]

(b) There shall be established for each Partner on the books of the Partnership a Capital Account. The initial Capital Account balance for each Partner shall be an amount equal to his Initial Capital Contribution. Each Partner shall have a separate Capital Account for each class of Interest in the Partnership held by such Partner.

(c) Except as otherwise provided in Sections 4.5(e), 8.2, 10.4, 10.11, 10.12, 11.2, 11.3, 12.2, or 17.2, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership without the consent of the General Partner. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive Partnership Property, other than cash.

(d) No Partner shall receive any interest, salary, or other compensation with respect to its Capital Contributions or its Capital Account for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner.

(e) No Limited Partner shall be liable for the debts, liabilities, contracts, or any other obligations of the Partnership. Except as otherwise provided by Section 4.5(b), any other agreements among the Partners or by Law, no Limited Partner shall be required to lend any funds to the Partnership nor to make any Capital Contribution in excess of such Partner’s Commitment. The General Partner shall not have any personal liability for the repayment of any Capital Contributions of any Limited Partner.

(f) In accordance with applicable state Law, a Limited Partner may, under certain circumstances, be liable to return to the Partnership, for the benefit of Partnership creditors, (i) amounts previously distributed to it as a return of capital, and (ii) distributions wrongfully made to such Partner. It is the intent of the Partnership and the Partners that no distribution to any Limited Partner, made under this Agreement shall be subject to being repaid to, or for the account of, the Partnership or any creditor of the Partnership. The payment of money or distribution of Partnership Property to a Limited Partner, whether or not deemed to be a return of capital, shall be deemed to be a compromise within the meaning of Section 17-502(b)(i) of the Act, and the Limited Partner receiving the money or Partnership Property is not required to return any money or Partnership Property to the Partnership or any creditor of the Partnership. In the event that a court of competent jurisdiction holds that, notwithstanding the foregoing, a Limited Partner is or may be liable to pay all or a portion of such distributions, it is the intent of the Partnership that the amount of such distributions that represent a return to such Limited Partner of its contributions or capital shall not be greater than an amount equal to the excess of such Partner’s Capital Contributions, over the balance that would then be credited to such Partner’s Capital Account if the adjustments thereto for the Partnership’s Profits and Losses were made by reference to income and loss computed in accordance with GAAP (utilizing methods of depreciation, amortization and depletion that produced the slowest permissible recovery of the cost of the Partnership’s wasting assets). The General Partner shall not be liable or accountable to any Limited Partner for any amount that such Limited Partner may hereafter be required to pay to, or return to the Partnership for the benefit of, its creditors as a result of any assertion or determination that, notwithstanding this Section 4.4(f), under the Law such Limited Partner has received distributions of its capital or contributions and is liable to return such distributions to the Partnership for the benefit of Partnership creditors.

4.5 Capital Contributions.

(a) Initial Capital Contributions. On the organization of the Partnership certain Partners made initial capital contributions to the Partnership.

(b) Subsequent Capital Contributions. In addition to the Capital Contributions made prior to the Effective Date, without creating any rights in favor of any third party, the General Partner, in its Sole Discretion may require that each Partner (other than a Series A Preferred Limited Partner, a Series B Preferred Limited Partner and a Management Restricted Common Limited Partner) make additional Capital Contributions (“Subsequent Capital Contributions”) to the Partnership pro rata based on their respective Commitments, in an amount and on a date specified in a Payment Notice delivered pursuant to this Section 4.5(b), that in the judgment of the General Partner are necessary to enable the Partnership to make appropriate Investments, to cause the assets of the Partnership to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities; provided, however, that no Partner shall be obligated to contribute any amount pursuant to this Section 4.5(b), to the extent that the sum of such Capital Contributions and all other Capital Contributions previously made by such Partner (without regard to any distributions made to such Partner) would exceed such Partner’s Commitment. The obligation to make Subsequent Capital Contributions shall terminate upon the earlier of (i) an IPO Event and (ii) the fifth anniversary of the Effective Date.

(c) Wire Transfer. Capital Contributions will be made by wire transfer of immediately available funds to the account specified in the related Payment Notice.

(d) Changes to Partnership Records. The General Partner will cause the books and records of the Partnership to be amended from time to time to reflect the addresses of Partners and changes thereto, the Disposition of Partnership Interests, and changes in Sharing Ratios and Commitments which are accomplished in accordance with the provisions hereof.

(e) Certain Refund of Capital Contributions. If the General Partner determines that a proposed Investment in respect of which Partners have made Capital Contributions will not be consummated (e.g., because a definitive acquisition agreement relating thereto has been terminated), the General Partner will, within 180 Days after such determination, refund to the Partners that made such Capital Contributions the amounts of such Capital Contributions, less Partnership Expenses incurred in connection therewith, unless such amounts are required for another Investment. If the General Partner determines that a proposed Investment in respect of which Partners have made Capital Contributions will not require the full amount of Capital Contributions made therefor, the General Partner will, within 180 Days after such determination, refund to the Partners that made such Capital Contributions, pro rata based on the amounts of such Capital Contributions, the amount of such Capital Contributions that exceeds the portion required to consummate and capitalize such Investment, unless such amounts are required for another Investment.

4.6 Failure to Contribute.

(a) If a Limited Partner does not contribute, within 10 Business Days of the date required, all or any portion of a Capital Contribution that such Limited Partner is required to make as provided in Section 4.5(a) or 4.5(b), the General Partner may cause the Partnership to exercise, on notice to such Limited Partner (the “Non-Contributing Limited Partner”), one or more of the following remedies:

(i) taking such action (including court proceedings) as the General Partner may deem appropriate to obtain payment by the Non-Contributing Limited Partner of the portion of the Non-Contributing Limited Partner’s Capital Contribution that has not been paid, together with interest thereon at the Default Rate from the date that the Capital Contribution was due until the date that it is made, all at the cost and expense of the Non-Contributing Limited Partner;

(ii) permitting the other Class A Common Limited Partners and Class B Common Limited Partners, in proportion to their respective Commitments or in such other percentages as they may agree (whether one or more, the “Contributing Limited Partner”) to contribute the portion of the Non-Contributing Limited Partner’s Capital Contribution that has not been paid, with the following results:

(A) the Capital Account of the Non-Contributing Limited Partner shall be reduced by an amount equal to one hundred percent (100%) of the Capital Contribution that such Non-Contributing Limited Partner has failed to make (the “Capital Account Reduction”);

(B) the Capital Account of the Contributing Limited Partner shall be increased by an amount equal to the absolute value of the Capital Account Reduction;

(C) the Sharing Ratio of the Non-Contributing Limited Partner as of the payment date that was specified for the unpaid Capital Contribution (the “Prior Sharing Ratio”) shall be reduced to produce a new Sharing Ratio (the “New Sharing Ratio”) to be calculated according to the following formula:

New Sharing Ratio	=	Prior Sharing Ratio		Total Capital Contributions made to date
			X	Total Capital Contributions made to date + the unpaid Capital Contribution

(D) the Sharing Ratio of the Contributing Limited Partner shall be increased by an amount equal to the absolute value of the difference between the Prior Sharing Ratio and the New Sharing Ratio; and

(E) if the Contributing Limited Partner comprises more than one Limited Partner, the increase in the Contributing Limited Partners’ Capital Accounts and the increase in the Contributing Limited Partners’ Sharing Ratios pursuant to Sections 4.6(a)(ii)(B) and 4.6(a)(ii)(D), respectively, shall be allocated pro rata to each Limited Partner constituting a Contributing Limited Partner in the proportion to the amount of the unpaid Capital Contribution paid by such Contributing Limited Partner; or

(iii) exercising any other rights and remedies available at law or in equity.

(b) Contemporaneously with the execution and delivery of this Agreement, the General Partner acknowledges that (i) the Partnership has received the full Capital Contributions that the Series B Preferred Limited Partners are required to make and (ii) such Series B Preferred Partners are not Non-Contributing Limited Partners and are not required to make Subsequent Capital Contributions under Section 4.5(b).

ARTICLE 5

ALLOCATIONS

5.1 Profits and Losses. After giving effect to the special allocations set forth in Sections 5.2 and 5.3 hereof, Profits and Losses for a Fiscal Year or other period shall be allocated for both tax and Capital Account purposes, in the following manner:

(a) Profits for each Fiscal Year shall be allocated as follows:

(i) First, to the General Partner until the aggregate Profits allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current and each prior Fiscal Year is equal to the Losses allocated to the General Partner pursuant to Section 5.1(b)(vi) during all prior periods;

(ii) Second, 2% to the General Partner and 98% to the Common Limited Partners to the extent of, and in an amount equal to, the Losses allocated to such Partners pursuant to Section 5.l(b)(v) during all prior Fiscal Years until the aggregate Profits allocated to such Partners pursuant to this Section 5.l(a)(ii) for the current and each prior Fiscal Year is equal to the Losses allocated pursuant to Section 5.l(b)(v) to such Partners during all prior periods;

(iii) Third, to the Series A Preferred Limited Partners in proportion to their respective accrued Series A Preferred Return until the aggregate Profits allocated to such Partners pursuant to this Section 5.1(a)(iii) for the current and each prior Fiscal Year is equal to the sum of the cumulative Series A Preferred Return accrued to such Partners;

(iv) Fourth, to the Series B Preferred Limited Partners in proportion to their respective accrued Series B Preferred Return until the aggregate Profits allocated to such Partners pursuant to this Section 5.1(a)(iv) for the current and each prior Fiscal Year is equal to the sum of the cumulative Series B Preferred Return accrued to such Partners;

(v) Fifth, to the Class A Common Limited Partners and the Class B Common Limited Partners in proportion to their respective accrued Class A and Class B Common Preferred Return until the aggregate Profits allocated to such Partners pursuant to this Section 5.1(a)(v) for the current and each prior Fiscal Year is equal to the sum of the cumulative Class A and Class B Common Preferred Return accrued to such Partners; and

(vi) Sixth, 2% to the General Partner and 98% to the Common Limited Partners in proportion with their respective Sharing Ratios.

(b) Losses for each Fiscal Year shall be allocated as follows:

(i) First, 2% to the General Partner and 98% to the Common Limited Partners to the extent of, and in an amount equal to, the Profit allocated to such Partners pursuant to Section 5.1(a)(vi) during all prior Fiscal Years until the Losses allocated pursuant to this Section 5.1(b)(i) for the current and each prior Fiscal Year are equal to the Profits allocated to such Partners pursuant to Section 5.1(a)(vi) for all previous Fiscal Years;

(ii) Second, to the Class A Common Limited Partners and the Class B Common Limited Partners to the extent of, and in an amount equal to, the Profit allocated to such Partners pursuant to Section 5.1(a)(v) during all prior Fiscal Years until the Losses allocated pursuant to this Section 5. l(b)(ii) for the current and each prior Fiscal Year are equal to the Profits allocated to such Partners pursuant to Section 5.1(a)(v) for all previous Fiscal Years;

(iii) Third, to the Series A Preferred Limited Partners to the extent of, and in an amount equal to, the Profit allocated to such Partners pursuant to Section 5. l(a)(iii) during all prior Fiscal Years until the aggregate Losses allocated to such Partners pursuant to this Section 5.1(b)(iii) for the current and each prior Fiscal Year are equal to the Profits allocated to such Partners pursuant to Section 5.1(a)(iii) for all previous Fiscal Years;

(iv) Fourth, to the Series B Preferred Partners to the extent of, and in an amount equal to, the Profit allocated to such Partners pursuant to Section 5.1(a)(iv) during all prior Fiscal Years until the Losses allocated pursuant to this Section 5.1(b)(iv) for the current and each prior Fiscal Year are equal to the Profits allocated to such Partners pursuant to Section 5.1(a)(iv) for all previous Fiscal Years

(v) Fifth, 2% to the General Partner and 98% to the Class A Common Limited Partners and the Class B Common Limited Partners in proportion to their respective Adjusted Capital Accounts until the aggregate Losses allocated to such Partners pursuant to this Section 5.1(b)(v) for the current and each prior Fiscal Year is equal to the aggregate Adjusted Capital Accounts of all such Partners; and

(vi) Sixth, 100% to the General Partner.

5.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE 5. if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2 and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE 5 (other than Section 5.2(a) above), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-l(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner, in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative Adjusted Capital Account balance of such Partner as quickly as possible; provided, that an allocation pursuant to this Section 5.2(c) shall be made if and only to the extent that such Partner would have a negative Adjusted Capital Account balance after all other allocations provided for in this ARTICLE 5 have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Partner has a negative Adjusted Capital Account balance at the end of any Fiscal Year, each such Partner shall be specially allocated items of Partnership income and gain, in an amount and manner sufficient to eliminate, as quickly as possible, such negative balance; provided, that an allocation pursuant to this Section 5.2(d) shall be made if and only to the extent that such Partner would have a negative Adjusted Capital Account balance after all other allocations provided for in this ARTICLE 5 have been tentatively made as if this Section 5.2(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to each Partner in accordance with its Sharing Ratio.

(f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Partner who bears the Economic Risk of Loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations

(h) Special Allocation Relating to Service Providers. Notwithstanding Section 5.1, if any Partner is deemed to have received taxable income as a result of receipt of any Partnership Interest in exchange for services provided to the Partnership or to the General Partner by such Partner (a “Service Provider”), the Partnership shall, to the extent allowable by the Code and the Treasury Regulations, specially allocate to the Partners other than such Service Provider(s) items of Partnership loss, deduction or expense in an amount equal to the taxable income so realized by such Service Provider(s).

5.3 Curative Allocations. The allocations set forth in Sections 5.2(a) through 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Section 1.704-l(b). Notwithstanding any other provision of this ARTICLE 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction among the Partners, so that, to the extent possible, the net amount of such allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

5.4 Tax Allocations: Code Section 704(c).

(a) In accordance with Code Section 704(c), and the Treasury Regulations thereunder, income, gain, loss and deduction, with respect to any property contributed to the capital of the Partnership, shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with exception (i) to the definition of Gross Asset Value).

(b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to, exception (ii) to the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction, with respect to such asset, shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c), and the Treasury Regulations thereunder.

(c) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.5 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b) All allocations to a class of Limited Partners pursuant to this ARTICLE 5 shall, except as otherwise provided, be divided among them in proportion to the Sharing Ratios held by each (or in the case of the Series B Preferred Limited Partners, their respective Unpaid Capital Contributions).

(c) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for, shall be divided among the General Partner and Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.

(d) The Partners are aware of the income tax consequences of the allocations made by this ARTICLE 5, and hereby agree to be bound by the provisions of this ARTICLE 5 in reporting their shares of Partnership income and loss for income tax purposes.

(e) The principal amount of a promissory note which is not readily traded on an established securities market, and which is contributed to the Partnership by the maker of the note, shall not be included in the Capital Account of any Person until the Partnership makes a taxable disposition of the note, or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(d)(2).

(f) To the extent that Treasury Regulations that are substantially similar to Proposed Treasury Regulations Sections 1.704-l(b)(2)(iv)(s), 1.704-l(b)(4)ix), and 1.704-l(b)(4)(x) (as released on January 21, 2003) become effective, this Agreement will incorporate the provisions that must be included under such Treasury Regulations in order (A) to grant a Partner, on the exercise of a noncompensatory option (as defined in such Treasury Regulations as may be promulgated), a right to share in Partnership capital that exceeds (or is less than) the sum of the consideration paid by the Partner to acquire and exercise such option; (B) to ensure that capital accounts will be considered to be determined and maintained in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv); (C) to ensure that allocations of Partnership income, gain, loss, and deduction to the Partners while the noncompensatory option is outstanding will be deemed to be in accordance with the Partners’ interest in the Partnership for purposes of Code section 704(b); and (D) to provide for such corrective allocations as may be required under such Treasury Regulations. The General Partner shall have the power to amend this Agreement to add such specific language as it determines is useful in setting forth the manner in which this Agreement will satisfy the requirements of such Treasury Regulations with respect to clauses (A), (B), (C), and (D) above.

(g) Notwithstanding the other provisions of ARTICLE 5 hereof, upon the occurrence of an initial public offering (as described in Section 12.1). the Partnership shall allocate Profit and Loss attributable to the Partnership’s rebooking of its assets as contemplated in the definition of Gross Asset Value in such amounts so that the Partners’ Capital Account balances are consistent with the relative number of MLP units held by each such Partner after taking into account the implementation of the conversion ratios contemplated in ARTICLE 12.

ARTICLE 6

DISTRIBUTIONS

6.1 Priority of Distributions. Distributable Assets:

(a) shall be distributed by the Partnership within 45 days of the end of each fiscal quarter, in the following order of priority:

(i) first, in accordance with Section 10.2 to the Series A Preferred Limited Partners in proportion to their respective accrued and unpaid Series A Preferred Return until each Series A Preferred Limited Partner has received his accrued and unpaid Series A Preferred Return; and

(ii) second, in accordance with Section 10.9, to the Series B Preferred Limited Partners in proportion to their respective accrued and unpaid Series B Preferred Return until each Series B Preferred Limited Partner has received his accrued and unpaid Series B Preferred Return; and

(b) may be distributed by the Partnership in the following order of priority, only after all distributions that are accrued and payable pursuant to Section 6.1(a) above have been made (including any previously accrued and payable (but unpaid) amounts):

(i) first, at such time and in such amounts as the General Partner may determine, in its Sole Discretion, to the Class A Common Limited Partners and the Class B Common Limited Partners in proportion to their respective accrued and unpaid Class A and Class B Common Preferred Return, until each such Limited Partner has received his accrued and unpaid Class A and Class B Common Preferred Return;

(ii) second, at such time and in such amounts as the General Partner may determine, to the Class A Common Limited Partners and the Class B Common Limited Partners in proportion to their respective Capital Contributions until the amount of Distributable Assets distributed pursuant to this Section 6.1(c) is equal to the aggregate Unpaid Capital Contributions made by all Class A Common Limited Partners and Class B Common Limited Partners; and

(iii) thereafter, 2% to the General Partner and 98% to the Class A Common Limited Partners and the Class B Common Limited Partners in proportion to their respective Sharing Ratios.

(c) Notwithstanding the foregoing, in no event may distributions be made under Section 6.1 (b) in excess of $4,000,000 per fiscal year, and such limitation shall apply to distributions accrued and unpaid as of July 1, 2007, except that distributions may be made with respect of the proceeds from the issue of Series B Preferred Limited Partner Interests issued pursuant to the Series B Purchase Agreement regardless of such limitation. If in any fiscal year less than $4,000,000 of distributions subject to this limit are made, then the unused portion of the allowed distribution limit may be carried forward to future fiscal years.

6.2 Tax Adjustments and Preferences. The General Partner shall have the power to determine any alternative minimum tax adjustments and tax preference items in such manner and in such amounts as the General Partner may determine in the General Partner’s reasonable discretion.

6.3 Withholding. All amounts withheld pursuant to the Code or any provision of any state or local tax Law with respect to any payment or distribution to the Partners shall be treated as amounts distributed to the Partners pursuant to this ARTICLE 6 for all purposes under this Agreement. The General Partner may allocate any such amounts among the General Partner and Partners in any manner that is in accordance with the Law.

6.4 Tax Distributions. Notwithstanding any other provision to the contrary in this Agreement, for each taxable year of the Partners, to the extent that the General Partner reasonably determines that the Partnership has funds on hand, then, on or before April 15 of each such year (or if determined by the General Partner, on a quarterly basis), the Partnership shall distribute to each Partner cash in an amount ( a “Tax Distribution”) equal to such Partner’s Presumed Tax Liability; provided that amounts distributed pursuant to Sections 6.1 (a), (b) and (d), shall be taken into account when determining Tax Distributions. The Partnership shall not make Tax Distributions if, as of any determination period, the cumulative taxable losses of the Partnership exceed the cumulative taxable income of the Partnership. Tax Distributions shall be treated as advances against distributions to the Partners pursuant to Section 6.1 (a), (b) and (d). Tax Distributions made pursuant to this Section 6.4 are not intended to change the aggregate amount that a Partner is otherwise entitled to receive pursuant to Sections 6.1 and 17.2 over the life of the Partnership. For purposes of the foregoing, (i) it will be assumed that all Partners are individuals; (ii) “Presumed Tax Liability” of a Partner for a taxable year shall mean an amount equal to the product of (A) the amount of the Partnership’s taxable income allocated to the General Partner and the Common Limited Partners pursuant to Section 5.1 for a Fiscal Year that is includible in such Partner’s income for such taxable year, and (B) the Assumed Income Tax Rate; and (iii) “Assumed Income Tax Rate” shall mean, with respect to a taxable year, the sum of (A) the highest federal individual income tax rate in effect for that taxable year and (B) the highest individual income tax rate in effect for that taxable year of the states in which the Partnership does business; provided, however, that the deductibility of the state income taxes for federal income tax purposes shall be taken into account.

ARTICLE 7

MANAGEMENT AND OPERATION

7.1 Authority of General Partner.

(a) Except as otherwise provided in Sections 7.5(a) and 7.5(b), the General Partner shall have the sole and exclusive right to manage the business of the Partnership, and shall have all of the rights and powers which may be possessed by general partners under the Act, including the right and power to:

(i) cause the Partnership to issue additional Partnership Interests in accordance with ARTICLE 3;

(ii) acquire by purchase, lease, or otherwise, any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(iii) operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real and personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(iv) enter into or terminate, modify or amend, engage in and make payments under, any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the acquisition and disposition of Partnership Property;

(v) enter into or terminate, modify or amend, engage in and make payments under, any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of Partnership Property, or in connection with managing the affairs of the Partnership, including executing amendments to this Agreement and the Certificate of Limited Partnership, in accordance with the terms of this Agreement, pursuant to any power of attorney granted by the Limited Partners to the General Partner;

(vi) perform any of the actions required to effect a Spindown, including the cancellation of the then-current Certificate of Partnership Interest issued to the Non-Contributing Limited Partner and the issuance of a new Certificate of Partnership Interest reflecting the reduction of its Sharing Ratio;

(vii) borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge or other lien on any or all of the Partnership Property;

(viii) execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or Encumber any or all of the Partnership Property;

(ix) prepay, in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Partnership Property and in connection therewith, execute any extensions or renewals of Encumbrances on any or all of the Partnership Property;

(x) care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

(xi) contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

(xii) engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to the Partnership Property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the Laws of each state in which the Partnership is then formed or qualified;

(xiii) make any and all elections for federal, state, and local tax purposes, including, without limitation, any election, if permitted by Law: (i) to adjust the basis of Partnership Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state or local Law, in connection with Dispositions of Partnership Interests and distributions;

(ii) to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership’s federal, state, or local tax returns; and (iii) to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacities as Partners, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or that otherwise affect the rights of the Partnership or the Partners. The General Partner is specifically authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under state or local Law;

(xiv) take or refrain from taking, all actions not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

(xv) institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

7.2 Reliance on General Partner. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to: (a) the identity of any Partner; (b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership; (c) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or (d) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

7.3 Duties and Obligations of General Partner.

(a) The General Partner shall take all actions which may be necessary or appropriate: (i) for the continuation of the Partnership’s valid existence as a limited partnership under the Law of the State of Delaware (and of each other jurisdiction in which such existence is necessary to conduct the business in which the Partnership is engaged); and (ii) for the accomplishment of the Partnership’s purposes, including the acquisition, development, maintenance, preservation, and operation of the Partnership Property in accordance with the provisions of this Agreement and Law.

(b) To the fullest extent permitted by Law, the General Partner shall be liable to the Partnership and the other Partners for the gross negligence or willful misconduct of the General Partner in the management of the Partnership. Except as provided in the preceding sentence or as otherwise provided by Law, the General Partner, its Affiliates and their respective directors, officers, employees and agents (the “General Partner Protected Parties”) shall not be liable to the Partnership or any other Partner for any of the following: (i) any acts or omissions that do not constitute gross negligence or willful misconduct, including the negligence, strict liability or other fault or responsibility (short of gross negligence or willful misconduct) of the General Partner, or (ii) any consequential, special, indirect, incidental, punitive or exemplary damages (regardless of whether attributable to the negligence, gross negligence, willful misconduct, strict liability or other fault or responsibility of the General Partner) (the acts, omissions and damages described in the foregoing clauses (i) and (ii) are referred to herein as the “General Partner Protected Acts”).

(c) This Section 7.3 constitutes a restriction of duties and obligations (express, implied, fiduciary or otherwise) with respect to the matters described in this Section 7.3. pursuant to Section 17-403 of the Act. The Partners agree that the provisions of this Section 7.3 are “express,” “conspicuous,” and “unambiguous” for all purposes of Law.

7.4 Reliance on Experts. The General Partner may employ or retain such counsel, accountants, appraisers, or other experts and/or advisors as they may reasonably deem appropriate for the purpose of discharging their duties hereunder, and shall be entitled to pay the fees of any such Persons from the funds of the Partnership. The General Partner may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any such counsel, accountant, appraiser or other expert or advisor, whether retained or employed by the Partnership, the General Partner, or otherwise, in relation to any matter connected with the administration and/or operation of the business and affairs of the Partnership.

7.5 Restriction on Authority of General Partner.

(a) Notwithstanding any power or authority granted the General Partner under the Act, the Certificate of Limited Partnership or this Agreement (including Section 7.1), the General Partner may not make any decision or take any action specified below in (i), (ii) and (iii) of this Section except as provided below:

(i) The General Partner may not on behalf of, and as an act of the Partnership, make any decision or take any action for which the consent of specified percentage of the Partners is expressly required by the Certificate of Limited Partnership or this Agreement, without first obtaining such consent.

(ii) Subject to Section 7.5(e), the General Partner may not on behalf of, and as an act of the Partnership, make any decision or take any action specified below without first obtaining the prior written consent or deemed consent of a Series B Preferred Limited Partner Super-Majority, nor make any decision or take any action for which the consent of a specified percentage of the Series B Preferred Limited Partners is expressly required by the Certificate of Limited Partnership or this Agreement, without first obtaining such consent:

(A) effect any transaction or related transactions in which an SCP Entity ceases to own, directly or indirectly, at least 50% of the General Partner and at least 50% of the vote in the aggregate of the Class A Common Limited Partners and Class B Common Limited Partners, except if such transaction or transactions involve the sale of all or substantially all of the assets of the Partnership, in which case the provisions of Article 17 shall apply;

(B) amend this Agreement or the certificate of limited partnership of the Partnership or effect a reclassification or recapitalization of the Partnership that adversely alters or changes the Series B Preferred Limited Partner Interests or any of the rights of the Series B Preferred Limited Partners under this Agreement;

(C) other than the Series A Preferred Limited Partner Interests, now existing or to be issued in the future and the put, redemption, liquidation or distributions of current return rights related thereto, create or issue any class or series of Partner Interests having a priority over, or being on parity with, the distribution, redemption, put or liquidation rights of the Series B Preferred Limited Partners or grant new put or redemption rights with respect to existing or future interests that are prior in time of payment to the corresponding rights related to Series B Preferred Limited Partners;

(D) issue additional Series B Preferred Limited Partner Interests; or

(E) effect an IPO Event that is not a Qualifying IPO.

(iii) the General Partner may not make any decision or take any action specified below without first obtaining the consent of a Common Limited Partner Super-Majority:

(A) effecting any merger, reorganization or consolidation of the Partnership with another Person, or the sale or other disposition of all or substantially all of the assets of the Partnership and its subsidiaries;

(B) amending or restating the Certificate of Limited Partnership or this Agreement in any manner that has a material adverse effect on any Class A Common Limited Partners or Class B Common Limited Partners; or

(C) dissolving, winding up and liquidating the Partnership.

(b) Notwithstanding any power or authority granted the General Partner under the Act, the Certificate of Limited Partnership or this Agreement (including Section 7.1), the General Partner may not make any decision or take any action effecting any acquisition, by merger or otherwise by the Partnership or any subsidiaries thereof (in a single transaction or a series of related transactions), of (i) any assets or pieces of equipment or (ii) any equity interests in any third-party, in each case having a purchase price or, if not a cash transaction, a fair market value (as determined in the reasonable discretion of the General Partner) which exceeds $1,500,000, without first obtaining the consent of a Majority Interest of the Class A Common Limited Partners.

(c) Each Partner may, with respect to any vote, consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its Sole Discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

(d) Notwithstanding anything to the contrary, on any matter that is to be voted on, consented to, or approved by Limited Partners, the Limited Partners may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Limited Partners having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted.

(e) If the Partnership desires to effect a transaction described in Section 7.5(a)(ii), then the Partnership shall within 120 days of, but not less than 30 days before, the expected date of consummation of such transaction give written notice to the Series B Preferred Limited Partners, describing in reasonable detail the proposed transaction or, if the nature of the transaction is such that it is not possible to give written notice 30 or more days before the consummation, such notice shall be given a specified number of days before the expected date of consummation, which number shall not be less than 15. If the requisite consent described in such Section, or an express written refusal to grant consent, has not been provided within the number of days specified in such notice, the Series B Preferred Limited Partners are deemed to have consented to such transaction. If the Series B Preferred Limited Partners have provided a written refusal to grant consent within the number of days specified in such notice, and the transaction involves a bona fide third party (i.e. is not a transaction solely among the existing Partners) the Partnership may nevertheless effect such transaction provided that, prior to or concurrently with consummating such transaction, the Partnership (or the Common Limited Partners, as applicable) has effected a redemption under Section 10.12 hereof by paying the Series B Preferred Redemption Price in accordance therewith.

7.6 Power of Attorney.

(a) Each Limited Partner, by its execution of this Agreement, or upon its admission to the Partnership as a Limited Partner after the Effective Date, is deemed to have appointed the General Partner (and any liquidator pursuant to Section 17.2) as that Limited Partner’s attorney-in-fact for the purpose of executing, swearing to, acknowledging, and delivering all certificates, documents, and other instruments as may be necessary, appropriate, or advisable in the judgment of the General Partner (or the liquidator) in furtherance of the business of the Partnership or complying with this Agreement and the Law, including, without limitation, the following:

(i) any issuance of a certificate pursuant to Section 16.1 and any corresponding cancellation and reissuance of existing Certificates of Partnership Interest to reflect any adjustment of the Sharing Ratios, including any Spindown;

(ii) any cancellation and reissuance that may be required to effect a transfer, exchange or replacement pursuant to Section 16.2 or 16.3, including dividing the Partnership Interest (and corresponding Sharing Ratio) previously evidenced by a single Certificate of Partnership Interest into two or more Certificates of Partnership Interest that may be issued to different persons;

(iii) any cancellation and reissuance of a Certificate of Partnership Interest to reflect the foreclosure of an Encumbered Partnership Interest; and

(iv) any Disposition of a Partnership Interest pursuant to Sections 10.4, 11.2, 11.3, 12.2, 16.7 or 16.8.

(b) This power of attorney is irrevocable and is coupled with a Partnership Interest.

(c) On the request of the General Partner (or the liquidator), a Partner shall confirm its grant of this power of attorney or any use of it by the General Partner (or the liquidator) and shall execute, swear to, acknowledge, and deliver any such certificate, document, or other instrument in connection with such confirmation.

ARTICLE 8

GENERAL PARTNER

8.1 Transfers of the General Partners Interest and Successor General Partners. The General Partner in its Sole Discretion may transfer its General Partner Interest to any Person in whole but not in part. A successor to all of the General Partner Interest pursuant to this Section shall be admitted to the Partnership as the substituted General Partner, effective as of the date of, and immediately prior to the time of, such transfer. The successor General Partner shall carry on the business of the Partnership without dissolution. The transfer of the General Partner Interest and the admission of the successor General Partner shall be subject to such successor’s execution and delivery of a written agreement accepting all of the terms and conditions of this Agreement, together with such other documents or instruments as may be required by the Act to effect the admission of the new General Partner to the Partnership, including a certificate of amendment to this Agreement and/or an amended Certificate of Limited Partnership. In the event that an admission occurs on any day other than the first day of a Fiscal Year, all items attributable to the General Partner Interest for such Fiscal Year shall be allocated between the transferring General Partner and such successor as provided in Section 16.13.

8.2 Covenant Not To Withdraw or Dissolve. Except as otherwise permitted in this ARTICLE 8, the General Partner hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Partnership prior to the admission of a substituted General Partner pursuant to Section 8.1, or (b) exercise any power under the Act to dissolve the Partnership except in compliance with Section 7.5(a)(iii). Further, the General Partner hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to ARTICLE 17.

8.3 Termination of Status as General Partner.

(a) The General Partner shall cease to be a general partner of the Partnership upon the occurrence of any of the following events:

(i) such General Partner’s filing of a certificate of dissolution or its equivalent or the revocation of its charter and the expiration of 90 Days after the date of a notice of revocation without a reinstatement of its charter;

(ii) the Bankruptcy of the General Partner;

(iii) the involuntary Disposition by operation of Law of such General Partner’s Partnership Interest; or

(iv) the consent of a Common Limited Partner Super-Majority to approve a request by such General Partner to withdraw.

Upon the occurrence of any of the events listed in the preceding sentence, a Common Limited Partner Super-Majority may elect a substituted General Partner in the place and stead of the General Partner in order to avoid the dissolution of the Partnership in accordance with the provisions of Section 17.1.

(b) If a General Partner ceases to be a Partner for any reason hereunder, such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership of any Person who ceases to be a General Partner shall be collected by any legal means, and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

(c) If at the time a Person ceases to be a General Partner, and such Person is also a Limited Partner or an unadmitted Assignee of a Partnership Interest from a Partner with respect to Partnership Interests other than its Partnership Interest as a General Partner, such cessation shall not affect such Person’s rights and obligations with respect to such Partnership Interest.

ARTICLE 9

ROLE OF LIMITED PARTNERS

9.1 Rights or Powers. Except as otherwise set forth in Section 9.2, no Limited Partner shall have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way. Any Partner who acts beyond the scope of the authority granted by this Agreement shall, in addition to any other remedy available to the Partnership or the other Partners, be liable in damages to the Partnership and each other Partner for any loss or damage that they may incur or suffer as a result of such act.

9.2 Voting Rights.

(a) Subject to Section 9.2(b), the Limited Partners shall have the right to vote only on the matters explicitly set forth in this Agreement, including the matters specified in Section 7.5.

(b) Notwithstanding the provisions of Section 9.2(a), a Limited Partner shall cease to have any voting rights under this Agreement (i) upon the Bankruptcy of such Limited Partner or (ii) upon a Disposition of such Limited Partner’s Partnership Interest in connection with, or in lieu of, a foreclosure of an Encumbrance. No unadmitted Assignee of a Partnership Interest, including but not limited to an Assignee pursuant to the events described in clauses (i) and (ii) of this Section 9.2(b), shall have the right to vote on any matters relating to the Partnership or this Agreement.

(c) Subject to Section 19.17, the Series B Preferred Limited Partners shall each be entitled to receive any materials prepared for or distributed at meetings of the board of directors of the General Partner or provided to all other Partners; such materials shall be made available to the Series B Preferred Limited Partners contemporaneously with their distribution to the board of directors of the General Partner or the other Partners. In addition, the holders of the Series B Preferred Limited Partners shall be entitled to access to management of the Partnership on reasonable advance notice and during business hours (and subject to the right of the General Partner to have a representative present) to receive periodic updates on the business of the Partnership.

ARTICLE 10

SPECIAL MATTERS CONCERNING PREFERRED LIMITED PARTNER INTERESTS

10.1 Series A Preferred Designation of Class.

(a) A class of Partnership Interests is designated the “Series A Preferred Limited Partner Interests” of the Partnership. The provisions of this ARTICLE 10 override any other provisions of this Agreement which are or may be inconsistent with this ARTICLE 10. The General Partner in its Sole Discretion may cause the Partnership to issue Series A Preferred Limited Partner Interests in one or more sub-series. Upon the issuance of a sub-series of Series A Preferred Limited Partner Interests by the Partnership, the General Partner shall amend Exhibit A hereto to include the Series A Preferred Return and Series A Conversion Ratio applicable to such sub-series.

(b) Series A Preferred Limited Partnership Interests shall be issued solely in connection with the purchase by the Partnership of all or substantially all of the assets of, or the equity of, a business engaged in the retail distribution and sale of propane and related equipment and supplies.

10.2 Series A Preferred Distributions. The holders of Series A Preferred Limited Partner Interests shall be entitled to receive within 45 Days of the end of each fiscal quarter a preferential distribution of Distributable Assets in cash in an amount equal to the Series A Preferred Return applicable to such sub-series of Series A Limited Partner Interests.

10.3 Series A Preferred Exchange upon an Initial Public Offering.

(a) It is currently intended by the Partners that the Partnership or a successor in interest to the Partnership’s business and assets may organize itself as a master limited partnership (an “MLP”) and effect an initial public offering of units in the MLP in a manner similar to public offerings made by publicly traded master limited partnerships that are engaged in the distribution and sale of propane. Upon the consummation of such an initial public offering, the Series A Preferred Limited Partner Interests shall be converted into senior subordinated units of the MLP having substantially the rights and privileges set forth on Exhibit B hereto. The number of senior subordinated units of the MLP into which the Series A Preferred Limited Partnership Interests shall be converted shall determined as follows:

Number of Senior Subordinated Units	=	Series A Conversion Ratio	x	Capital Contributions made by the Series A Preferred Limited Partner + any accrued but unpaid Series A Preferred Return
Liquidation Preference of one common unit sold in the IPO

(b) In the event that the managing underwriters with respect to a potential initial public offering advise the Partnership that the terms of the senior subordinated units set forth on Exhibit B would make an initial public offering inadvisable, then the holders of the Series A Preferred Limited Partner Interests agree, prior to the filing of a registration statement with respect to the initial public offering, to negotiate in good faith with the Partnership and the other Partners to amend the terms upon which the Series A Preferred Limited Partner Interests shall be converted into senior subordinated units of the MLP. If the Partners cannot agree upon the new conversion terms, then the new conversion terms shall be set by the affirmative vote of Partners holding Partnership Interests representing a majority of the Capital Contributions made by the Partners to the Partnership and the Series A Preferred Limited Partner Interest

shall become convertible into senior subordinated units of the MLP upon such terms. If a Series A Preferred Limited Partner does not vote in favor of the new terms approved pursuant to this Section 10.3(b) (a “Dissenting Holder”) then the General Partner shall have the right to redeem such Partner’s Limited Partner Interests prior to or upon consummation of an IPO Event pursuant to Section 10.5.

10.4 Series A Preferred Put Option.

(a) The Partnership hereby grants to each Series A Preferred Limited Partner an irrevocable right and option (each, a “Put Option”) to cause the Partnership to purchase, and the Partnership hereby agrees to purchase, all of the Series A Preferred Limited Partner Interests held by such Series A Preferred Limited Partner, subject to the terms and conditions described below.

(b) The Put Option may be exercised by any Series A Preferred Limited Partner at any time and from time to time (provided that no such exercise shall be for less than all of the Series A Preferred Limited Interests held by such Partner) after seven years from the issuance date of such Series A Preferred Limited Partner Interests. In the event that a Series A Preferred Limited Partner desires to exercise its Put Option, such Series A Preferred Limited Partner shall give written notice to the Partnership (a “Put Option Exercise Notice”) of such Series A Preferred Limited Partner’s intention to exercise its Put Option.

(c) For each Series A Preferred Limited Partner Interest purchased by the Partnership pursuant to Section 10.4(b), the exercise price for the Put Option (the “Put Option Exercise Price”) shall be an amount equal to the Capital Contributions made by such Partner and any accrued but unpaid Series A Preferred Return associated with the Series A Limited Partner Interests to be redeemed.

(d) If a Series A Preferred Limited Partner exercises a Put Option by timely delivery of a Put Option Exercise Notice together with the certificate(s) evidencing the interests subject to such notice, the Partnership shall deliver to the Series A Preferred Limited Partner, by wire transfer of immediately available funds to an account specified by each such Series A Preferred Limited Partner to the General Partner in the Put Option Notice, the Put Option Exercise Price not later than 90 days following the date on which the Put Option Exercise Notice is given to the Partnership (the “Put Option Closing Date”); provided, however, the General Partner in its Sole Discretion may require the Series A Preferred Limited Partner exercising the Put Option to provide a certification as to the ownership of such interests prior to the delivery of the Put Option Exercise Price. Upon payment of the Put Option Exercise Price as provided herein, such Series A Preferred Limited Partner Interests shall no longer be deemed outstanding, the holders thereof shall cease to be Limited Partners of the Partnership, and all rights whatsoever with respect to the Series A Preferred Limited Partner Interests (except the right of the such Limited Partners to receive the Put Option Exercise Price without interest) shall terminate.

10.5 Series A Preferred Redemption.

(a) The Partnership, at the option of the General Partner, may redeem the Series A Preferred Limited Partner Interests of any Dissenting Holder, in whole or in part, at any time subsequent the such holder becoming a Dissenting Holder for an amount equal to 90% of the sum of (i) the Capital Contributions made by such Partner associated with such Series A Preferred Limited Partner Interests and (ii) any accrued but unpaid Series A Preferred Return associated with such Series A Preferred Limited Partner Interests being redeemed at the Redemption Date. Additionally, the Partnership, at the option of the General Partner, may redeem the Series A Preferred Limited Partner Interests of any Partner, in whole or in part, at any time at or subsequent to a Liquidity Event for an amount equal to sum of (i) the Capital Contributions made by such Partner associated with such Series A Preferred Limited Partner Interests and (ii) any accrued but unpaid Series A Preferred Return associated with such Series A Preferred Limited Partner Interests being redeemed at the Redemption Date.

(b) Each date fixed for redemption pursuant to this section is referred to as a “Redemption Date.” The applicable amount payable in redemption of the Series A Preferred Limited Partner Interests under this section is referred to as the “Redemption Price.” Notice of any redemption will be irrevocable and will be mailed by the Partnership, postage prepaid, not less than 30 Days prior to the Redemption Date, addressed to the respective holders of record of the Series A Preferred Limited Partner Interests to be redeemed at their respective addresses as they appear on the records of the Partnership. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Limited Partner Interests except as to the holder to whom the Partnership has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by Law, such notice shall state: (i) the Redemption Date (which may be specified as the consummation of an IPO Event or the occurrence of the Liquidity Event, as the case may be); (ii) the Redemption Price; (iii) whether all or less than all the outstanding Series A Preferred Limited Partner Interests are to be redeemed and the aggregate amount of Series A Preferred Limited Partner Interests to be redeemed and, if less than all Series A Preferred Limited Partner Interests held by such holder are to be redeemed, the percentage of Series A Preferred Limited Partner Interests to be redeemed; and (iv) that distributions on the Series A Preferred Limited Partner Interests to be redeemed will cease to accrue on the Redemption Date. The notice may also require delivery of the certificates representing the Series A Preferred Limited Partner Interests together with certification as to the ownership of such interests.

(c) The Redemption Price shall be paid to holders of Series A Preferred Limited Partner Interests to be redeemed by wire transfer of immediately available funds to an account specified by each such holder in writing to the General Partner as requested in the notice of redemption.

10.6 Series A Preferred Voting Rights.

(a) The holders of record of Series A Preferred Limited Partner Interests shall not be entitled to any voting rights except as provided pursuant to this section or as otherwise provided by Law. Subject to Sections 3.4, 10.3(b) and 12.1(b) the Partnership shall not without the affirmative vote or consent of a Majority Interest of the Series A Preferred Limited Partner Interests outstanding at the time, given in person or by proxy, either in writing or at a meeting, amend the provisions of this Agreement so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Limited Partner Interests or the holders thereof. All sub-series of Series A Preferred Limited Partner Interests shall vote as a single class for all purposes under this Agreement.

(b) Except as required by Law, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Limited Partner Interests shall have been redeemed or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

10.7 Series A Preferred Subordination. The Series A Preferred Limited Partners hereby acknowledge that their right to receive the Series A Preferred Return as a distribution out of Distributable Assets pursuant to Section 6.1 above and the Put Option Exercise Price pursuant to Section 10.4 above shall be subordinated in right of payment to the prior payment in full of all institutional indebtedness of the Partnership, whether outstanding on the date hereof or hereafter incurred. Additionally, the Series A Preferred Limited Partners hereby agree to sign any and all documents as are necessary or appropriate to document such subordination, and the right to receive the Series A Preferred Return pursuant to Section 6.1 above may be suspended in the Sole Discretion of the General Partner until all such documents have been executed and delivered.

10.8 Series B Preferred Designation; Voting. A class of Partnership Interests is designated the “Series B Preferred Limited Partner Interests” of the Partnership. Any vote or consent of, or objection of, the Series B Preferred Limited Partners shall be effective as to the entire Series B Preferred Limited Partner Interests if it receives the affirmative assent of a Series B Preferred Limited Partner Super-Majority of the Series B Preferred Limited Partners.

10.9 Series B Preferred Distributions. The holders of Series B Preferred Limited Partner Interests shall be entitled to receive within 45 Days of the end of each fiscal quarter a preferential distribution of Distributable Assets in cash in an amount equal to the Series B Preferred Return applicable to such sub-series of Series B Limited Partner Interests.

10.10 Series B Preferred Exchange upon an Initial Public Offering.

(a) In the event of a Qualifying IPO, the Series B Preferred Limited Partner Interests shall be converted into the same units or mix of units of the MLP as the Common Limited Partners pursuant to Section 12.1. Prior to or simultaneous with the Partnership effecting a Qualifying IPO, the Partnership shall distribute to the Series B Preferred Limited Partners all of the accrued but unpaid Series B Preferred Return. Series B Preferred Limited Partner Interests shall be converted as follows:

Number of Senior Subordinated Units	=	Series B Conversion Ratio	x	Unpaid Capital Contributions of the Series B Preferred Limited Partners + any accrued but unpaid Series B Preferred Return
Liquidation preference (i.e. the price of one common unit sold in the IPO and the same as that provided in Section 10.3) of one common unit sold in the IPO

(b) In the event that the managing underwriters with respect to a potential initial public offering advise the Partnership that the terms of the senior subordinated units set forth on Exhibit B would make an initial public offering inadvisable, then the holders of the Series B Preferred Limited Partner Interests agree, prior to the filing of a registration statement with respect to the initial public offering, to negotiate in good faith with the Partnership and the other Partners to amend the terms upon which the Series B Preferred Limited Partner Interests shall be converted into senior subordinated units of the MLP. If the Partners cannot agree upon the new conversion terms, then the new conversion terms shall be set by the affirmative vote of Partners holding Partnership Interests representing a majority of the Capital Contributions made by the Partners to the Partnership and the Series B Preferred Limited Partner Interest shall become convertible into senior subordinated units of the MLP upon such terms.

10.11 Series B Preferred Limited Partner Put Option.

(a) The Partnership hereby grants to the Series B Preferred Limited Partners an irrevocable right and option (each, a “Series B Preferred Put Option”) to cause the Partnership to purchase, and the Partnership hereby agrees to purchase, all, or any portion, of the Series B Preferred Limited Partner Interests, subject to the terms and conditions described below.

(b) The Series B Preferred Put Option may be exercised by any or all of the Series B Preferred Limited Partners at any time after six years after the Effective Date. If any of the Series B Preferred Limited Partners desire to exercise their Series B Preferred Put Option, such Series B Preferred Limited Partners shall give written notice to the Partnership (the “Series B Preferred Put Notice”) of such Series B Preferred Limited Partners’ intention to exercise its Series B Preferred Put Option. Any Series B Preferred Put Notice shall be irrevocable and will be given by the Series B Preferred Limited Partners to the Partnership. The “Series B Preferred Put Date” shall be a date selected by the General Partner and shall not be more than 90 Days after the giving of such Series B Preferred Put Notice.

(c) The purchase price (the “Series B Preferred Put Price”) shall be an amount equal to the sum of (i) the product of (x) the Unpaid Capital Contributions with respect to such Series B Preferred Limited Partner Interests multiplied by (y) the Series B Conversion Ratio applicable at the Series B Preferred Put Date and (ii) any accrued but unpaid Series B Preferred Return. At the Partnership’s election, the Series B Preferred Put Price may be paid in two installments. If the Partnership elects to pay in two installments, then the portion of the Series B Preferred Put Price payable on the Series B Preferred Put Date shall be one half of the amount described above and the amount payable on the Second Installment Date (as defined below) shall be the remainder of the Series B Preferred Put Price, plus interest at the rate of eleven percent (11%) per annum on the half of the amount described in (i)(x) above, from the Series B Preferred Put Date until the Second Installment Date.

(d) On the Series B Preferred Put Date, the Series B Preferred Limited Partners shall deliver the certificate(s) evidencing the interests that are the subject of the Series B Preferred Put Notice, and the Partnership shall deliver to the Series B Preferred Limited Partners, by wire transfer of immediately available funds to an account specified by each such Series B Preferred Limited Partner to the General Partner in the Series B Preferred Put Option Notice, the payment of the Series B Preferred Put Price (or as applicable the first installment thereof); provided, however, the General Partner in its Sole Discretion may require the Series B Preferred Limited Partners exercising the Series B Preferred Put Option to provide a certification as to the ownership of such interests prior to the delivery of the Series B Preferred Put Price. Upon payment of the Series B Preferred Put Price (or as applicable the first installment thereof), such Series B Preferred Limited Partner Interests shall no longer be deemed outstanding, the holders thereof shall cease to be Limited Partners of the Partnership, and all rights whatsoever with respect to the Series B Preferred Limited Partner Interests shall terminate (except the right of the such Limited Partners to receive the Series B Preferred Put Price). If the first installment payment is not delivered to the Series B Preferred Limited Partner on the Series B Preferred Put Date pursuant to this section, then thereafter the amount of the first installment payment shall bear interest in an amount equal to 16.0% per annum, accrued from the Series B Preferred Put Date until the date paid.

(e) If the Partnership elects to pay in two installments, then the second installment payment of the Series B Preferred Put Price shall be paid to the holders of Series B Preferred Limited Partner Interests to be purchased by wire transfer of immediately available funds to an account specified by each such holder in writing to the Partnership as requested in the Series B Preferred Put Notice on the first anniversary of the Series B Preferred Put Date (the “Second Installment Date”). If the second installment payment is not delivered to the Series B Preferred Limited Partner on the Second Installment Date pursuant to this section, then thereafter the amount of the second installment payment shall bear interest in an amount equal to 16.0% per annum, accrued from the Second Installment Date until the date paid.

10.12 Series B Preferred Redemptions.

(a) The Partnership or some or all of the Common Limited Partners, at the Sole Discretion of the General Partner, may redeem the Series B Preferred Limited Partner Interests, in whole or in part, at any time after the fourth anniversary of the Effective Date. Notwithstanding the foregoing, the Partnership (or, if some or all of the Common Limited Partners so elect to make such redemption in lieu of the Partnership, such Common Limited Partners) shall redeem all of the Series B Preferred Limited Partner Interests pursuant to Section 7.5(e) in the event the General Partner elects to do so, regardless of whether the fourth anniversary of the Effective Date has occurred.

(b) The redemption price paid under Section 10.12(a) shall be the Series B Preferred Redemption Price. For purposes of the Agreement, the “Series B Preferred Redemption Price” shall be an amount equal to the sum of (i) the product of (x) the Unpaid Capital Contributions with respect to such Series B Preferred Limited Partner Interests multiplied by (y) the Series B Conversion Ratio applicable at the Series B Preferred Redemption Date and (ii) any accrued but unpaid Series B Preferred Return associated with such Series B Preferred Limited Partner Interests being redeemed at such Series B Preferred Redemption Date.

(c) Each date properly fixed by the General Partner for the redemption pursuant to this section is referred to as a “Series B Preferred Redemption Date.” Notice of any redemption will be given by the General Partner not less than 30 Days nor more than 60 Days prior to the Series B Preferred Redemption Date, addressed to the respective holders of record of the Series B Preferred Limited Partner Interests to be redeemed at their respective addresses as they appear on the records of the Partnership. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Limited Partner Interests except as to the holder to whom the General Partner has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by Law, such notice shall state: (i) the Series B

Preferred Redemption Date; (ii) the Series B Preferred Redemption Price; (iii) whether all or less than all the outstanding Series B Preferred Limited Partner Interests are to be redeemed and the aggregate amount of Series B Preferred Limited Partner Interests to be redeemed and, if less than all Series B Preferred Limited Partner Interests held by such holder are to be redeemed, the percentage of Series B Preferred Limited Partner Interests to be redeemed; and (iv) that all distributions on the percentage of Series B Preferred Limited Partner Interests to be redeemed will cease to accrue on the Series B Preferred Redemption Date. The notice may also require delivery of the certificates representing the Series B Preferred Limited Partner Interests together with certification as to the ownership of such interests.

(d) If there is more than one Series B Preferred Limited Partner at the Series B Preferred Redemption Date, then any partial redemption pursuant to Section 123(a)(i) will be pro rata based upon the respective Unpaid Capital Contributions of such Series B Preferred Limited Partners. The Series B Preferred Redemption Price shall be paid to the holders of Series B Preferred Limited Partner Interests to be redeemed by wire transfer of immediately available funds to an account specified by each such holder in writing as requested in the notice of redemption.

10.13 Series B Preferred Subordination. The Series B Preferred Limited Partners hereby acknowledge that their right to receive the Series B Preferred Return as a distribution out of Distributable Assets and the payment of the Series B Preferred Redemption Price pursuant to Section 10.11 and the Series B Preferred Put Price under Section 10.12, shall, from and after and during the continuance of an event of default under any institutional indebtedness of the Partnership, be subordinated in right of payment to the prior payment in full of all such indebtedness of the Partnership, whether outstanding on the date hereof or hereafter incurred. Additionally, the Series B Preferred Limited Partners hereby agree to sign any and all documents as are necessary or appropriate to document such subordination.

ARTICLE 11

SPECIAL MATTERS CONCERNING THE MANAGEMENT

RESTRICTED COMMON LIMITED PARTNER INTERESTS

11.1 Designation of Class. A class of Partnership Interests is designated the “Management Restricted Common Limited Partner Interests” of the Partnership. The provisions of this ARTICLE 11 override any other provisions of this Agreement which are or may be inconsistent with this ARTICLE 11.

11.2 Time Vesting of the Management Restricted Common Limited Partner Interests.

(a) The Management Restricted Common Limited Partner interests shall be subject to the Time Vesting Restrictions until they vest in accordance this Section 11.2. With respect to a Person who is a Limited Partner of the Partnership on the date hereof, such Limited Partner’s Management Restricted Common Limited Partner Interests shall vest with respect to the Time Vesting Restrictions according to the following schedule; provided, that such Person’s Service has been continuous from the date of his acquisition of such Limited Partner Interests through the date indicated below:

Cumulative Percentage Vested	Time Vesting Date
30%	First anniversary of such Person’s acquisition of the Management Restricted Common Limited Partner Interests

60%	Second anniversary of such Person’s acquisition of Management Restricted Common Limited Partner Interests

80%	Third anniversary of such Person’s acquisition of Management Restricted Common Limited Partner Interests

100%	Fourth anniversary of such Person’s acquisition of Management Restricted Common Limited Partner Interests

With respect to a Person who becomes a Limited Partner of the Partnership after the date hereof, such Limited Partner’s Management Restricted Common Limited Partner Interests shall vest with respect to the Time Vesting Restrictions according to the following schedule; provided, that such Person’s Service has been continuous from the date of his acquisition of such Limited Partner Interests through the date indicated below:

Cumulative Percentage Vested	Time Vesting Date
25%	First anniversary of such Person’s acquisition of the Management Restricted Common Limited Partner Interests

50%	Second anniversary of such Person’s acquisition of Management Restricted Common Limited Partner Interests

75%	Third anniversary of such Person’s acquisition of Management Restricted Common Limited Partner Interests

100%	Fourth anniversary of such Person’s acquisition of Management Restricted Common Limited Partner Interests

In the event the Service of a holder of Management Restricted Common Limited Partner Interests is terminated, all Management Restricted Common Limited Partner Interests that are still subject to Time Vesting Restrictions held by such Person shall automatically be transferred, without consideration, to the General Partner and shall become subject to reallocation pursuant to the provisions of Section 11.4 below. Upon the occurrence of an IPO Event or a Liquidity Event, all Time Forfeiture Restrictions shall lapse. The automatic transfer of Management Restricted Common Limited Partner Interests to the General Partner pursuant to this Section 11.2 upon the termination of a holder’s Service is referred to herein as the “Time Vesting Restrictions.”

(b) In the event that a holder of Management Restricted Common Limited Partner Interests becomes a Defaulting Holder or a Competing Holder, the General Partner, in its Sole Discretion, may cause such holder’s Management Restricted Common Limited Partner Interests to be automatically transferred, without consideration, to the General Partner regardless of whether such Management Restricted Common Limited Partner Interests remain subject to the Time Vesting Restrictions. Upon any such transfer, such Limited Partner Interests shall become subject to reallocation pursuant to the provisions of Section 11.4 below.

(c) For the purposes of determining the lapse of the Time Vesting Restrictions contained in this Section 11.2, any Management Restricted Common Limited Partner Interests held by the Kent A. Misemer Revocable Trust dated 12-24-92 shall be deemed to be held by Kent A. Misemer and any Management Restricted Common Limited Partner Interests held by the Larry A. Weinstein Revocable Trust Dated 8-21-00 shall be deemed to be held by Larry A. Weinstein. Additionally, the restrictions on the transferability of Limited Partner Interests contained in ARTICLE 16 shall not apply to automatic transfers made pursuant to this Section 11.2.

11.3 Termination and Transfer of the Management Restricted Common Limited Partner Interests and Class B Common Limited Partner Interests. If the Service of an individual who is either a holder of or an Affiliate of a Person that is a holder of a Class B Common Limited Partner Interest or a Management Restricted Common Limited Partner Interest that is not subject to Time Vesting Restrictions and has not been automatically transferred to the General Partner pursuant to Section 11.2(b) (“Terminated Holder”), whether the Terminated Holder is a Defaulting Holder or Competing Holder or not, terminates for any reason, then the General Partner may at any time thereafter, at its Sole Discretion, cause the transfer of the Terminated Holder’s Class B Common Limited Partner Interest and any Management Restricted Common Limited Partner Interest that is not subject to Time Vesting Restrictions and has not been automatically transferred to the General Partner pursuant to Section 11.2(b) (together the “Terminated Interest”) to a Person designated by the General Partner (the “Terminated Interest Purchaser”) for a price in cash equal to the fair market value of the Terminated Interest on the date of termination as determined below (“Terminated Interest Purchase Price”). The Terminated Interest subject to this Section 11.3 is not and shall not be construed to be an Offered Interest subject to the terms of Section 16.7.

The General Partner and the Terminated Holder agree to negotiate in good faith to determine the Terminated Interest Purchase Price by mutual agreement. If, at the end of 30 Days following the initiation of good faith negotiations, the Terminated Holder and the General Partner have not agreed upon a mutually acceptable Terminated Interest Purchase Price, the Terminated Interest Purchase Price shall be determined by a procedure whereby two independent appraisers, one chosen by the General Partner and one by the Terminated Holder, shall agree upon the Terminated Interest Purchase Price, based on common accepted standards and methodologies employed in the valuation of the lines of business in which Liberty Propane L.P. participates. The General Partner and the Terminated Holder shall each deliver a written notice to the other indicating the appointment of an independent appraiser within 10 Days following the end of the 30 Day negotiation period. If the independent appraiser designated by a party dies, becomes incapacitated or refuses to serve, the affected party shall have 10 Days thereafter to deliver written notice of the appointment of an alternative independent appraiser. Each independent appraiser shall prepare a written appraisal report that shall contain a valuation of the Terminated Interest Purchase Price expressed in U.S. Dollars to be delivered simultaneously to the General Partner, the Terminated Holder, and the other independent appraiser, on the 45th day following the end of the 30 Day negotiation period. Liberty Propane L.P., and its managers shall provide sufficient cooperation and release sufficient information reasonably requested to any appointed independent appraisers to enable independent appraisers to perform their work.

If the lower of the two valuations is less than the higher of the two valuations by a difference that is less than or equal to ten percent (10%) of the higher valuation amount, the Terminated Interest Purchase Price shall be determined by averaging the two valuations contained in the two written appraisals. Otherwise, the two appraisers shall attempt to reach agreement on a determination of the Terminated Interest Purchase Price through negotiation. If, within 10 Days after receipt of both written appraisal reports, the General Partner and the Terminated Holder are unable to agree upon the Terminated Interest Purchase Price, a third independent appraiser shall be chosen within 10 Days thereafter by mutual consent of the first two independent appraisers; or, if such first two independent appraisers fail to agree upon the appointment of a third independent appraiser, such appointment shall be made by American Arbitration Association. The third independent appraiser so appointed and chosen shall choose between the two valuations of the Terminated Interest Purchase Price made by the first two independent appraisers in their respective written appraisal reports as the valuation that most accurately reflects the fair market value of the Terminated Interest at the date of termination and shall be given sufficient reasonable cooperation and sufficient reasonable access to information, including but not limited to any cooperation and information provided to the first two independent appraisers pursuant to their work, in order to facilitate the third independent appraiser’s choice.

The determination of the Terminated Interest Purchase Price made pursuant to this Section shall be binding and conclusive on the General Partner and the Terminated Holder.

If the General Partner appoints an independent appraiser and the Terminated Holder fails to appoint an independent appraiser in the manner specified herein, the determination of the Terminated Interest Purchase Price made by the independent appraiser so appointed shall be binding and conclusive on the General Partner and the Terminated Holder.

If an IPO Event or a Liquidity Event occurs within six months following the termination date, the Terminated Interest Purchase Price shall be adjusted to reflect the additional value, if any, that the Terminated Holder who is not a Defaulting Holder or a Competing Holder would have received if the Terminated Holder who is not a Defaulting Holder or a Competing Holder would have terminated its Services at the moment at which the IPO Event or Liquidity Event occurs.

At request of the Terminated Holder who is not a Defaulting Holder or a Competing Holder, the transfer of the Terminated Interest of the Terminated Holder who is not a Defaulting Holder or a Competing Holder to the Terminated Interest Purchaser and payment of the Terminated Interest Purchase Price may be deferred until the first day of the tax year of the Terminated Holder following the year of the termination date. The effective date for termination shall not be affected by the Terminated Holder’s request and the Terminated Interest Purchase Price shall be determined based on the fair market value of the Terminated Interest on the date of termination as provided above in this Section. Notwithstanding the foregoing two sentences, if an IPO Event or a Liquidity Event occurs at any time after the termination date, but before the start of such tax year following the year of the termination date, the Terminated Holder shall not have the option to defer the transfer of the Terminated Holder’s Terminated Interest to the Terminated Interest Purchaser and payment of the Terminated Interest Purchase Price until the tax year following the year of the termination date.

The Terminated Interest Purchaser, if not then a partner in the Partnership, shall be admitted as a Limited Partner of the Partnership, subject to compliance with Section 16.11. The restrictions on the disposition of Limited Partner Interests contained in Sections 16.6 through 16.9 of the Agreement shall not apply to transfers made pursuant to this Section 11.3: provided, however, that the Terminated Holder and the Terminated Interest Purchaser must comply with the requirements set forth in Section 16.6 except where such requirements are explicitly not applicable to transfers of Terminated Interest under this Section 11.3. Upon tender of the Terminated Interest Purchase Price to the Terminated Holder, and issuance of a certificate representing such Terminated Interest to the Terminated Interest Purchaser, such Terminated Interest shall be deemed transferred to the Terminated Interest Purchaser without the need for execution by the Terminated Holder.

11.4 Allocation and Transfer of Management Restricted Common Limited Partner Interests held by the General Partner.

(a) Notwithstanding anything in this Agreement to the contrary, any Management Restricted Common Limited Partner Interests held by the General Partner as of the date of this Agreement and any Management Restricted Common Limited Partner Interests that are transferred to the General Partner pursuant to Section 11.2 above may be allocated by the Chief Executive Officer of the General Partner upon approval by the Compensation Committee of the Board of Directors of the General Partner to any member of the management team of the General Partner; provided, that, if the Chief Executive Officer does not provide a proposed allocation to the Compensation Committee for approval within 15 Days of such a request, the Compensation Committee shall be free to make such an allocation in its Sole Discretion. Upon any such allocation, the transferee shall become a Limited Partner of the Partnership upon the execution and delivery by such Person of such documents and instruments as the General Partner may reasonably request as may be necessary or appropriate to confirm such Person as a Limited Partner in the Partnership and such Person’s agreement to bound by the terms and conditions of this Agreement. The restrictions on the transferability of Limited Partner Interests contained in ARTICLE 16 shall not apply to allocations made pursuant to this Section 11.4.

(b) If any distributions are made by the Partnership on the Management Restricted Common Limited Partner Interests held by the General Partner, the Partnership shall distribute such funds not to the General Partner, but rather, such funds shall be placed into escrow for the benefit of the other holders of the Management Restricted Common Limited Partner Interests pro rata in accordance with their Sharing Ratios. Any such funds shall be released from escrow in accordance with the provisions of Section 11.6 hereof.

11.5 Voting Rights. The holder of the Management Restricted Common Limited Partner Interests shall not be entitled to any voting rights except as provided pursuant to this section or as otherwise provided by Law. Subject to Section 3.4. 10.3(b) and 12.1(b) the Partnership shall not, without the affirmative consent of the holder of the Management Restricted Common Limited Partner Interests, amend the provisions of this Agreement so as to materially and adversely affect any right, preference, privilege or voting power of the Management Restricted Common Limited Partner Interests or the holder thereof.

11.6 Escrow of Distributions. Until the lapse of the Time Vesting Restrictions, all distributions made by the Partnership to the holder of such Management Restricted Common Limited Partner Interests shall be placed into escrow. Upon the lapse of the Time Vesting Restrictions, the escrowed distributions shall be released to the holder of the vested Management Restricted Common Limited Partner Interests. If any Management Restricted Common Limited Partner Interests are forfeited pursuant to Section 11.3 above, the escrowed distributions associated with such Management Restricted Common Limited Partnership Interests shall be released to an entity designated by Sterling. Prior to the distribution of the escrowed funds, the General Partner shall in its Sole Discretion select any escrow agent and control the investment and disposition of such funds by the escrow agent.

ARTICLE 12

SPECIAL MATTERS CONCERNING THE COMMON LIMITED PARTNER INTERESTS

12.1 Initial Public Offering.

(a) It is currently intended by the Partners that the Partnership or a successor in interest to the Partnership’s business and assets may organize itself as MLP and effect an initial public offering of units in the MLP in a manner similar to public offerings made by publicly traded master limited partnerships that are engaged in the distribution and sale of propane. Upon the consummation of such an initial public offering, the Class A Common Limited Partner Interests and Class B Common Limited Partner Interests shall be converted into units of the MLP having substantially the rights and privileges set forth on Exhibit B hereto. Subject to Section 12.1(a) below, the number of units of the MLP into which the Class A Common Limited Partner Interests and Class B Common Limited Partner Interests shall be converted shall determined as follows:

Class A Common Limited Partner Interests and Class B Common Limited Partner Interests shall be converted into senior subordinated units of the MLP in accordance with the following formula:

Number of Senior Subordinated Units	=	Class A and Class B Common Conversion Ratio	X	Unpaid Capital Contributions of the Class A Common Limited Partner and Class B Common Limited Partner + any accrued but unpaid Class A and Class B Common Preferred Return
Liquidation preference (i.e. the price of one common unit sold in the IPO and the same as that provided in Section 10.3) of one common unit sold in the IPO

(b) In the event that the managing underwriters with respect to a potential initial public offering advise the Partnership that the terms of the senior subordinated units set forth on Exhibit B would make an initial public offering inadvisable, then the holders of the Class A Common Limited Partner Interests and Class B Common Limited Partner Interests agree, prior to the filing of a registration statement with respect to the initial public offering, to negotiate in good faith with the Partnership and the other Partners to amend the terms set forth in Exhibit B upon which the Class A Common Limited Partner Interests and Class B Common Limited Partner Interests shall be converted into units of the MLP. If the Partners cannot agree upon the new conversion terms, then the new conversion terms shall be set by the affirmative vote of Partners holding Partnership Interests representing a majority of the Capital Contributions made by the Partners to the Partnership and the Class A Common Limited Partner Interests and Class B Common Limited Partner Interests shall become convertible into senior subordinated units of the MLP upon such terms.

12.2 Class B Common Limited Partner Call Option.

(a) The Partnership, at the option of the General Partner, may, and in the circumstances required under Section 7.5(e). shall, redeem the Class B Common Limited Partner Interests held by any Defaulting Holder or Competing Holder, in whole or in part, at any time subsequent to such Limited Partner becoming a Defaulting Holder or Competing Holder, as the case may be, for an amount equal to the lesser of (i) the fair market value of the Class B Common Limited Partner Interest and (ii) the aggregate unreturned Capital Contributions made by such Limited Partner with respect to his Class B Common Limited Partner Interests (the “Call Price”).

(b) Notice of any redemption will be irrevocable and will be mailed by the Partnership, postage prepaid, not less than 30 Days prior to the date fixed for redemption (the “Call Date”), addressed to the respective holders of record of the Class B Common Limited Partner Interests to be redeemed at their respective addresses as they appear on the records of the Partnership. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Class B Common Limited Partner Interests except as to the holder to whom the Partnership has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by Law, such notice shall state: (i) the Call Date; (ii) the Call Price; and (iii) whether all or less than all of the Class B Common Limited Partner Interests held by such Limited Partner are to be redeemed and, if less than all of the Class B Common Limited Partner Interests held by such Person are to be redeemed, the percentage of such Limited Partner’s Class B Common Limited Partner Interests that are to be redeemed. The notice may also require delivery of the certificates representing the Class B Common Limited Partner Interests together with certification as to the ownership of such interests.

(c) The Call Price shall be paid to holders of the Class B Common Limited Partner Interests to be redeemed by wire transfer of immediately available funds to an account specified by each such holder in writing to the General Partner as requested in the notice of redemption. At the option of the General Partner, the Call Price may be paid in four equal installments, the first to be made on the Call Date and the subsequent three installments to be made on the succeeding three anniversaries of the Call Date.

ARTICLE 13

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

13.1 Partnership Expenses. The Partnership will bear and be charged with the costs and expenses of the Partnership’s operation (and will promptly reimburse the General Partner or its Affiliates, as the case may be, to the extent that any of such costs and expenses are paid by such Persons) (the “Partnership Expenses”), including:

(i) fees, costs and expenses of any administrators, custodians, attorneys and accountants (including audit and certification fees and the costs of printing and distributing reports to Partners);

(ii) interest on and fees and expenses arising out of all borrowings made by the Partnership, including, but not limited to, the arranging thereof;

(iii) the costs of any litigation, D&O liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Partnership; provided, that the Partnership will not be required to bear the costs of any incremental premium associated with the purchase of insurance designed to insure the General Partner or any other Indemnitees against any act or omission which is not identifiable by the Partnership under Section 18.1;

(iv) expenses of dissolving and liquidating the Partnership; and

(v) any taxes, fees or other governmental charges levied against the Partnership and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Partnership.

ARTICLE 14

BOOKS AND RECORDS

14.1 Books of Account. For financial reporting purposes, the books and records of the Partnership shall be prepared in accordance with GAAP and shall reflect all Partnership transactions, and shall be appropriate and adequate for the Partnership’s business. For purposes of tax reporting and determination of Profits and Losses, and Capital Accounts, such books and records shall be converted to the cash receipts and disbursements method consistent with the manner in which the Partnership determines taxable income or loss for federal income tax purposes. Work papers shall be prepared reflecting the adjustments required to effect such conversion, and such work papers shall be maintained as part of the Partnership’s permanent accounting records.

14.2 Availability of Books of Account.

(a) The Partnership shall keep and maintain the following records:

(i) a current list (a copy of which is attached hereto as Exhibit A), as from time to time amended, of (A) the name and mailing address of each Partner, separately identifying the General and Limited Partners, (B) the last known street address of each Partner’s business, (C) the Sharing Ratio of each Partner, and (D) in the event that one or more classes or groups of Partners are established, the names of the Partners who are members of each specified class or group;

(ii) a copy of the Partnership’s federal, state, and local information or income tax returns for each of the Partnership’s six most recent tax years;

(iii) a copy of this Agreement and the Certificate of Limited Partnership, all amendments or restatements, executed copies of any powers of attorney under which the Agreement, Certificate of Limited Partnership, and all amendments or restatements to the Agreement and Certificate of Limited Partnership have been executed, and copies of any document that creates, in a manner provided by any subsequent amendment to the Agreement, classes or groups of Partners; and

(iv) books and records that set forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership.

(b) The Partnership shall keep at its registered office and make available to the Partners on reasonable request the street address of its principal office in which the records, required by Section 14.2(a). are maintained or will be available. A Partner, on giving a one Business Day prior written request stating the purpose, may examine and copy, in person or by its representative, at any reasonable time, for any proper purpose, and at the Partner’s expense, records required to be kept under Section 14.2(a) and other information regarding the business, affairs, and financial condition of the Partnership as is just and reasonable for the Partner to examine and copy. On the written request of any Partner, the Partnership shall provide to the requesting Partner, without charge, copies of (i) this Agreement and Certificate of Limited Partnership, and all amendments or restatements thereof; and (ii) any of the tax returns described in Section 14.2(a)(ii).

14.3 Periodic Reporting. The Partnership shall furnish or cause to be furnished to each Partner the following:

(a) Annual Reports. Within 120 Days after the end of each Fiscal Year beginning with the Fiscal Year ending June 30, 2004, audited balance sheets as of the last Day of such Fiscal Year and the preceding Fiscal Year and audited income statements and statements of cash flows for such periods and the notes associated with each, for the Partnership.

(b) Monthly Reports. Within 60 Days after the end of each calendar month, the following (without financial notes):

(i) unaudited balance sheets of the Partnership as of the end of such month and for the comparable month of the prior Fiscal Year, if applicable;

(ii) unaudited income statements of the Partnership for such month, for the year-to-date ending such month and for the comparable periods of the prior Fiscal Year, if applicable; and

(iii) unaudited statements of cash flows of the Partnership for such month.

(c) Tax Reports. Within 100 Days after the end of each calendar year, the following:

(i) a copy of the Partnership’s federal income tax return, as to be filed with the Internal Revenue Service and a Form K-1 for such Partner based on such Partnership tax return; and

(ii) a statement of the Partner’s Capital Account balances at the end of the calendar year and a statement of the changes therein since the end of the prior calendar year.

14.4 Bank Accounts. All funds of the Partnership shall be deposited in a separate account or accounts in the name of the Partnership at such financial institutions as may be determined from time to time by the General Partner. Withdrawals from such account(s) shall be made upon check or other withdrawal orders executed by the General Partner.

14.5 Tax Returns. The General Partner shall cause all income and other tax returns of the Partnership to be prepared and filed in a timely manner. The General Partner shall furnish to each Partner a copy of each such return, together with any schedules or other information (including the relevant Form K-1 for such Partner) that each Partner may require in connection with such Partner’s own tax affairs.

14.6 Information. Necessary tax information shall be delivered to each Partner after the end of each Fiscal Year of the Partnership. Every effort shall be made to furnish such information within 180 Days after the end of each Fiscal Year by a firm of independent certified public accountants selected by the General Partner.

ARTICLE 15

AMENDMENTS; MEETINGS

15.1 Amendments. Subject to Sections 7.5(a)(ii), 7.5(a)(iii), 10.6(a), and 11.5, the General Partner may amend this Agreement in its Sole Discretion. If the General Partner proposes to make an amendment to this Agreement that requires the approval of a class or classes of Limited Partnership Interests pursuant to Sections 7.5(a)(ii) or (a)(iii), 10.6(a), or 11.5, then, the General Partner shall submit to the Limited Partners whose consent is required a verbatim statement of any proposed amendment. The General Partner shall seek the written vote of such Partners on the proposed amendment or shall call a meeting to vote thereon. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than 15 Days after notice pursuant to Section 19.1, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal.

ARTICLE 16

CERTIFICATES OF INTEREST, RECORD HOLDERS AND DISPOSITION OF

INTEREST BY LIMITED PARTNERS

16.1 Certificates of Partnership Interest. Upon the Partnership’s issuance of Partnership Interests to any Person, the Partnership may issue one or more Certificates of Partnership Interest in the name of such Person. Certificates of Partnership Interest shall be executed on behalf of the Partnership by the General Partner.

16.2 Registration, Registration of Disposition and Exchange.

(a) The General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 16.2(b), the General Partner will provide for the registration and Disposition of Partnership Interests. The Partnership shall not recognize the Disposition of a Partnership Interest unless the same is effected in the manner described in this Section 16.2 and in accordance with this ARTICLE 16. Upon surrender for registration of the Disposition of any Partnership Interests evidenced by a Certificate of Partnership Interest, and subject to the provisions of Section 16.2(b), the General Partner on behalf of the Partnership shall execute in the name of the holder or the designated Assignee or Assignees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Partnership Interests as was evidenced by the Certificate of Partnership Interest so surrendered.

(b) Except as otherwise provided in this ARTICLE 16, the Partnership shall not recognize any Disposition of a Partnership Interest until the Certificate of Partnership Interest evidencing such Partnership Interest is surrendered for registration of such Disposition and such Certificate of Partnership Interest is accompanied by a Transfer Application duly executed by the Assignee (or the Assignee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such Disposition; provided, that as a condition to the issuance of any new Certificate of Partnership Interest under this Section 16.2. the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

16.3 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate of Partnership Interest is surrendered to the General Partner, the General Partner on behalf of the Partnership shall execute a new Certificate of Partnership Interest evidencing the same of Partnership Interest as the Certificate of Partnership Interest so surrendered.

(b) The General Partner on behalf of the Partnership shall execute and deliver a new Certificate of Partnership Interest in place of any Certificate of Partnership Interest previously issued if the Record Holder of the Certificate of Partnership Interest; (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate of Partnership Interest has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate of Partnership Interest before the Partnership has notice that the Certificate of Partnership Interest has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) delivers to the Partnership, if requested by the General Partner, a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its Sole Discretion, to indemnify the Partnership and the General Partner against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the General Partner. If a Limited Partner fails to notify the Partnership within a reasonable time after it has notice of the loss, destruction or theft of a Certificate of Partnership Interest, and if a Disposition of the Partnership Interests represented by the Certificate of Partnership Interest is registered before the Partnership or the General Partner receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership or the General Partner for such Disposition or for a new Certificate of Partnership Interest.

(c) As a condition to the issuance of any new Certificate of Partnership Interest under this Section 16.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.

16.4 Record Holder. In accordance with Section 16.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Partnership Interests and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interests on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand and such other Person on the other hand, such representative Person (a) shall be the Limited Partner (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner (as the case may be) hereunder and as provided for herein.

16.5 Restriction on Dispositions. Without the consent of the General Partner to be withheld in its Sole Discretion, no Management Restricted Common Limited Partner or Series A Preferred Limited Partner may Dispose of all or any portion of its Partnership Interest. No other Limited Partner may Dispose of all or any portion of its Partnership Interest except in satisfaction of all the conditions set forth in Sections 16.6, 16.7 and 16.8. as applicable.

16.6 Permitted Dispositions of Limited Partner’s Partnership Interests. A Disposition of a Limited Partner’s Partnership Interest shall not be permitted unless and until the following conditions are satisfied:

(a) Prior to the Disposition (other than a transfer of a Terminated Interest under Section 11.3), the Assignor must obtain the approval of a Common Limited Partner Super-Majority; provided, that the Class A Common Limited Partner Interests may be transferred to an SCP Entity or distributed to an equity holder of an SCP Entity without obtaining such approval and that any such transfer shall not be subject to Sections 16.7 and 16.8; and provided, further, that the Series B Preferred Limited Partner Interests of Argosy may be transferred to an Argosy Entity and the Series B Preferred Limited Partner Interests of Calvert Street may be transferred to a Calvert Street Entity without obtaining such approval and that any such transfer shall not be subject to Sections 16.7 and 16.8.

(b) The Assignor and Assignee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Disposition and to confirm the agreement of the Assignee to be bound by the provisions of this Agreement. In all cases, the Partnership shall be reimbursed by the Assignor and/or Assignee for all costs and expenses that it reasonably incurs in connection with such Disposition.

(c) The Assignor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be satisfactory to the Partnership, (i) that the Disposition will not result in material adverse federal income tax consequences to the Partnership and the Partners, and (ii) that such Disposition will not cause the Partnership (A) to become taxable as a corporation for federal income tax purposes, or (B) to fail to meet any condition precedent then in effect pursuant to an official pronouncement of the Internal Revenue Service or the issuance of a private letter ruling by the Internal Revenue Service confirming that the Partnership will be treated as a partnership for federal tax purposes, whether or not such a ruling is being or has been requested.

(d) The Assignor and Assignee shall furnish the Partnership with the Assignee’s taxpayer identification number, sufficient information to determine the Assignee’s initial tax basis in the Partnership Interests to be Disposed of, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information, statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Disposed of Partnership Interest until it has received such information.

(e) Except in the case of an involuntary Disposition by operation of Law, either (i) such Partnership Interest shall be registered under the Securities Act of 1933, as amended, and any applicable state securities Laws, or (ii) at General Partner’s request, the Assignor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Partnership, to the effect that such Disposition is exempt from all applicable registration requirements and that such Disposition will not violate any Law regulating the transfer of securities.

16.7 Right of First Refusal. Subject to Sections 7.5(a)(ii) and 7.5(e), in addition to the other limitations and restrictions set forth in this ARTICLE 16, no Class B Common Limited Partner shall Dispose of all or any portion of its Partnership Interest that does not qualify as a Terminated Interest subject to the terms of Section 11.3 (the “Offered Interest”) unless such Class B Common Limited Partner (the “Seller”) first offers to sell the Offered Interest pursuant to the terms of this Section 16.7.

(a) No Disposition may be made under this Section 16.7 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the Day following the end of the Offer Period as hereinafter defined.

(b) Prior to making any Disposition that is subject to the terms of this Section 16.7, the Seller shall give to the Partnership, the General Partner and each Class A Common Limited Partner written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “First Offer”) to sell the Offered Interest to the Class A Common Limited Partners (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer; provided, that the First Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c) The First Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Partnership’s principal office, on the 30th Day following the Day of the Offer Notice.

(d) At any time during the first 15 Days of the Offer Period, any Offeree who is a Class A Common Limited Partner may accept the First Offer as to that portion of the Offered Interest that corresponds to the ratio of the Capital Contributions made by such Partner to the total Capital Contributions made by all Offerees by giving written notice of such acceptance to the Seller and the General Partner. At any time after the 15th Day of the Offer Period, any Offeree who has already accepted its pro rata portion of the First Offer may further accept the First Offer as to any portion of the Offered Interest that has not been previously accepted by the other Offerees by giving written notice of such acceptance to the Seller and the General Partner. In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the First Offer with respect to all of the Offered Interest, the First Offer shall be deemed to be accepted. If Offerees do not accept the First Offer as to all of the Offered Interest during the Offer Period the First Offer shall be deemed to be rejected in its entirety.

(e) In the event that the First Offer is accepted, the closing of the sale of the Offered Interest shall take place within 15 Days after the First Offer is accepted or if later the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instrument as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the First Offer and this ARTICLE 16.

(f) Sale Pursuant to Purchase Offer if First Offer Rejected. If the First Offer is not accepted in the manner hereinabove provided, the Seller may sell the Offered Interest to the Purchaser at any time prior to 60 Days after the last Day of the Offer Period; provided, that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer; provided, further, that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of Partnership Interests (including Section 16.8) and are not expressly made inapplicable to sales occurring under this Section 16.7. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to the conditions and restrictions of this Section 16.7.

16.8 Drag-Along and Tag-Along Rights.

(a) If at any time after the date hereof, a Majority Interest of the Class A Common Limited Partners and Class B Common Limited Partners, taken together (the “Transferring Partners”), determine to transfer, directly or indirectly, all of their respective Common Limited Partner Interests in one transaction or a series of related transactions permitted by the provisions of this ARTICLE 16 (an “Article 16 Sale”) and the Class A Common Limited Partners other than the Transferring Partners have not elected to exercise their right of first refusal pursuant to Section 16.7, then, in such event, (i) the Partnership shall have the right (the “Drag-Along Right”), in the Sole Discretion of the General Partner, to require the other Common Limited Partners, the Series B Preferred Limited Partners and the Management Restricted Common Limited Partners to sell all (but not less than all) of their outstanding Limited Partner Interests as part of such transaction or transactions, and (ii) if the Partnership elects not to exercise its Drag-Along Right and such Article 16 Sale is not a Transfer by such Transferring Partners solely to Affiliates of such Transferring Partners, then the other Class A and Class B Limited Partners shall have the right (the “Tag-Along Right”), in their sole and absolute discretion, to sell all (but not less than all) of their outstanding Class A Common Limited Partner interest or Class B Limited Partner Interest, as the case may be, as part of such transaction or transactions. In the event of an Article 16 Sale, the total consideration received in the Article 16 Sale by all Partners selling Partnership Interests and receiving consideration shall be allocated among the selling Partners as if such consideration constituted Distributable Assets and had been distributed pursuant to Section 17.2.

(b) In the event that the Transferring Partners determine to enter into an Article 16 Sale and the Partnership elects to exercise its Drag-Along Right, then, in such event the Transferring Partners shall provide the other Limited Partners subject to the Drag-Along Right with written notice (the “Sale Notice”) of the Article 16 Sale, which Sale Notice shall specify the price and other material terms of the Article 16 Sale, not more than 60 and not less than 30 days prior to the closing date of the Article 16 Sale. Upon receipt of the Sale Notice, the Limited Partners subject to the Drag-Along Right shall take all steps necessary to facilitate the prompt closing of the Article 16 Sale and at the closing of the Article 16 Sale, the Limited Partners subject to the Drag-Along Right shall sell their Limited Partner Interests and shall do, execute, acknowledge and deliver all such further acts, documents and instruments as may be reasonably required to consummate the Article 16 Sale. The transfer of Limited Partner Interests subject to the Drag-Along Right pursuant to this Section 16.8(b) shall not be subject to the restrictions on transferability contained elsewhere in this ARTICLE 16.

(c) In the event that (i) the Transferring Partners determine to enter into an Article 16 Sale and the Partnership does not elect to exercise its Drag-Along Right and such Article 16 Sale is not a Transfer by such Transferring Partners solely to Affiliates of such Transferring Partners, then the Transferring Partners shall provide the other Class A Common Limited Partners and Class B Limited Partners with the Sale Notice, which Sale Notice shall specify the price and other material terms of the Article 16 Sale, not less than 30 days prior to the closing of the Article 16 Sale, and the other Class A Common Limited Partners and Class B Limited Partners shall if applicable, provide the Transferring Partners with notice of their intention to exercise their Tag-Along Right within 10 days prior to the closing date (the “Tag-Along Notice”). Upon receipt of the Tag-Along Notice, the Transferring Partners shall take all steps necessary to facilitate the sale of the other Class A Common Limited Partners’ and Class B Limited Partners’ Limited Partner Interests in the Article 16 Sale and shall do, execute, acknowledge and deliver all such further acts, documents and instruments as may be reasonably required to consummate the Article 16 Sale.

(d) No Partner shall be required to make any representations or warranties in connection with any such Article 16 Sale other than representations and warranties as to (i) such Partner’s ownership of its Partnership Interest to be transferred free and clear of all liens and encumbrances of any kind, including any pledge, mortgage, hypothecation, security interest, levy, executory seizure, attachment, garnishment, voting agreement, preemptive rights, financial statement filings, options, claims or rights of or obligation to another Person, (ii) such Partner’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as the transferee may reasonably require.

(e) Without limiting any rights or remedies available to the parties hereunder for breach of this Section 16.8, it is expressly understood and agreed that the Limited Partners and the Partnership shall have the right of specific performance of the terms of this Section 16.8.

16.9 Prohibited Dispositions.

(a) Any purported Disposition of a Management Restricted Common Limited Partner Interest or a Series A Preferred Limited Partner Interest (other than Dispositions pursuant to Sections 10.4, 11.2, 11.3, and 12.2) shall be null and void and of no effect whatever and any purported Disposition of any other Limited Partner’s Partnership Interest (other than Dispositions pursuant to Section 11.3) that does not satisfy the applicable conditions of Sections 16.6, 16.7 and 16.8 shall be null and void and of no effect whatever; provided, however, that if the Partnership is required to recognize a Disposition (or if the Partnership elects to recognize such Disposition), the Disposed of Partnership Interest shall be strictly limited to the Assignor’s rights to allocations and distributions as provided by this Agreement with respect to the Disposed of Partnership Interests, which allocations and distributions shall be applied (without limiting any other legal or equitable rights of Partnership) to satisfy any debts, obligations, or liabilities for damages that the Assignor or Assignee of such Partnership Interests may have to the Partnership.

(b) Except for transfers permitted by Sections 10.11, 10.12 and 16.6(a), the Series B Preferred Limited Partners shall not be permitted to make any Disposition of the Series B Preferred Limited Partner Interests without the express prior written consent of the General Partner which shall not be unreasonably withheld or denied. Any attempt at Disposition shall be null and void and of no effect except as permitted by Sections 10.11 and 16.8.

(c) In the case of Disposition or attempted Disposition of a Series B Preferred Limited Partner Interest, Management Restricted Common Limited Partner Interest, a Series A Preferred Limited Partner Interest (other than Dispositions pursuant to Sections 10.4, 10.11, 10.12, 11.2, 11.3, 12.2 or 16.6(a)) or any other Limited Partner’s Partnership Interest (other than Dispositions pursuant to Section 11.3) that does not satisfy the conditions of Sections 16.6, 16.7 and 16.8, or in the case of Disposition of Series B Preferred Limited Partner Interest that is in violation of Section 16.9(b), the parties engaging or attempting to engage in such Disposition shall be liable to indemnify and hold harmless the Partnership and the other Partners from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys fees and expenses) as a result of such Disposition or attempted Disposition and efforts to enforce the indemnity granted hereby.

16.10 Rights of Unadmitted Assignees. A Person who acquires one or more Partnership Interests but who is not admitted as Limited Partner pursuant to Section 16.11 shall be entitled only to allocations and distributions with respect to such Partnership Interests in accordance with this Agreement and, except as otherwise provided in this Agreement, shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the voting or other rights of a Partner under the Act or this Agreement.

16.11 Admission of Limited Partners. Subject to the other provisions of this ARTICLE 16, an Assignee of a Limited Partner’s Partnership Interest may be admitted to the Partnership as a Limited Partner only upon satisfaction of the conditions set forth below:

(a) The General Partner consents to such admission, which consent can be withheld or granted in the General Partner’s Sole Discretion;

(b) The Partnership Interest with respect to which the Assignee is being admitted was acquired by means of a Disposition satisfying the conditions of Sections 11.3, 16.6, 16.7 and 16.8 (as applicable);

(c) The Assignee becomes a party to this Agreement as a Limited Partner and executes such documents and instruments as the General Partner may reasonably request (including, without limitation, amendments to the Certificate of Limited Partnership) as may be necessary or appropriate to confirm such Assignee as a Limited Partner in the Partnership and such Assignee’s agreement to bound by the terms and conditions hereof; and

(d) The Assignee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the Assignee as a Limited Partner with respect to the Disposed of Partnership Interest.

16.12 Representations as to Securities Laws; Legend.

(a) Each Partner hereby covenants and agrees with the Partnership for the benefit of the Partnership and all Partners, that: (i) it is not currently making a market in Partnership Interests and will not in the future make a market in Partnership Interests, (ii) it will not Dispose of its Partnership Interests on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are currently referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Dispose of any Partnership Interest through a matching service that is not approved in advance by the Partnership. Each Partner further agrees that it will not Dispose of any Partnership Interest to any Person unless such Person agrees to be bound by this Section 16.12(a) and to Dispose of such Partnership Interests only to Persons who agree to be similarly bound. The Partnership shall, from time to time, at the request of a Partner consider whether to approve a matching service and shall notify all Partners of any matching service that is so approved.

(b) Each Partner hereby represents and warrants to the Partnership and the General Partner that such Partner’s acquisition of Partnership Interests hereunder is made as principal for such Partner’s own account and not for resale or distribution of such Partnership Interests. Each Partner further hereby agrees that the following legend may be placed on any counterpart of this Agreement, the Certificate of Partnership Interest, or any other document or instrument evidencing ownership of Partnership Interests:

THE PARTNERSHIP INTEREST REPRESENTED BY THIS DOCUMENT HAS NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH INTEREST IS RESTRICTED. SUCH INTEREST MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, IN WHOLE OR IN PART, NOR WILL ANY ASSIGNEE, VENDEE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH INTEREST OR PORTION THEREOF BY THE ISSUER FOR ANY PURPOSES, UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AS AMENDED, WITH RESPECT TO SUCH INTERESTS SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (II) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL TO THE PARTNERSHIP.

THE PARTNERSHIP INTEREST REPRESENTED BY THIS DOCUMENT IS SUBJECT TO FURTHER RESTRICTION AS TO ITS SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP AND AGREED TO BY EACH LIMITED PARTNER.

16.13 Distributions and Allocations in Respect to Disposed Partnership Interests. If any Partner’s Partnership Interest is Disposed of during any accounting period in compliance with the provisions of this ARTICLE 16, Profits and Losses, each item thereof, and all other items attributable to the Disposed of Partnership

Interest for such period shall be divided and allocated between the Assignor and the Assignee by taking into account their varying Partnership Interests during the period in accordance with Code Section 706(d), using any conventions permitted by Law and selected by the General Partner. All distributions on or before the date of such Disposition shall be made to the Assignor, and all distributions thereafter shall be made to the Assignee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Disposition not later than the end of the calendar month during which it is given notice of such Disposition; provided, that if the Partnership does not receive a notice stating the date such Partnership Interest was Disposed of and such other information as the General Partner may reasonably require within 30 Days after the accounting period during which the Disposition occurs, then all of such items shall be allocated, and all distributions shall be made, to the person who, according to the books and records of the Partnership, on the last Day of the accounting period during which the Disposition occurs, was the owner of the Partnership Interest. Neither the Partnership nor the General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 16.13, whether or not the General Partner or the Partnership has knowledge of any Disposition of ownership of any Partnership Interest.

16.14 Notice Rights. The SCP Entities shall give the Class B Common Limited Partners and the Series B Preferred Limited Partners not less than 90 Days notice prior to the commencement of activities intended to result in a Liquidity Event.

16.15 Reallocation and Waiver.

The Partnership Interests and related interests in the General Partner owned by Shawn M. Sheridan have been transferred to Kent A. Misemer Revocable Trust dated 12-24-92, Larry A. Weinstein Revocable Trust dated 8-21-00, Boyd H. McGathey, Bradley A. Cochennet, and Samuel Morasca, Jr., and the parties hereto agree that they have waived and to hereby waive any rights under Section 16.6 through 16.9 of the Agreement with respect to such transfer and accept and acknowledge that Kent A. Misemer Revocable Trust dated 12-24-92, Larry A. Weinstein Revocable Trust dated 8-21-00, Boyd H. McGathey, Bradley A. Cochennet, and Samuel Morasca, Jr., are the holders of such Partnership Interests.

The Management Restricted Common Limited Partner Interests have been reallocated as provided in Exhibit A hereto and the Members acknowledge and agree to such allocation.

Boyd H. McGathey has received a 0.156% Class B Common Partner Interest and a 2.00% Class B Management Restricted Partner Interest and by executing this Agreement agrees to be bound by all the terms and conditions of the LP Agreement.

Bradley A. Cochennet has received a 0.320% Class B Common Partner Interest and by executing this Agreement agrees to be bound by all the terms and conditions of the LP Agreement.

Samuel Morasca, Jr. has received a 0.031% Class B Common Partner Interest and by executing this Agreement agrees to be bound by all the terms and conditions of the LP Agreement.

Steven R. Dykeman has received a 0.32% Class B Common Partner Interest and by executing this Agreement agrees to be bound by all the terms and conditions of the LP Agreement.

The Series B Preferred Limited Partner Interests and related interests have been created and issued to the Series B Preferred Limited Partners and the parties hereto agree that they have waived and to hereby waive any rights under Sections 3.5 and 16.6 through 16.9 of the Agreement with respect to such creation and issuance, and accept and acknowledge that the Series B Preferred Limited Partners are the holders of the Series B Preferred Limited Partner Interests.

16.16 Securities. Pursuant to Title 6, Section 8-103(c) of the Delaware’s enactment of the Uniform Commercial Code, Partnership Interests are deemed to be “Securities” expressly governed by Title 6, Article 8 of the Delaware’s enactment of the Uniform Commercial Code.

ARTICLE 17

DISSOLUTION AND WINDING UP

17.1 Liquidating Events.

(a) The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (each, a “Liquidating Event”):

(i) the consent of a Common Limited Partner Super-Majority to dissolve, wind up, and liquidate the Partnership;

(ii) the happening of any other event that makes it unlawful, impossible, or impracticable to carry on the business of the Partnership;

(iii) except as provided in Section 17.1(b), any event that causes there to be no General Partner; or

(iv) the sale or Disposition of all or substantially all of the assets and properties of the Partnership and its subsidiaries.

(b) The Partners hereby agree that, notwithstanding any provision of the Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Furthermore, if an event specified in Section 17.1(a)(iii) occurs, the Limited Partners may, within 90 Days after the date such event occurs, unanimously vote to elect a successor General Partner and continue the Partnership business, in which case the Partnership shall not dissolve. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved (i) prior to the occurrence of a Liquidating Event, or (ii) upon the occurrence of an event specified in Section 17.1(a)(iii) following which the Limited Partners elect a successor General Partner pursuant to the previous sentence, the Partners hereby agree to reconstitute the Partnership and to continue the business of the Partnership without a winding up or liquidation.

(c) Notwithstanding any provision of the Act to the contrary, each unadmitted Assignee of a Partnership Interest from a Partner hereby (i) waives any rights that such Person may have as a result of any such unintended dissolution to demand or receive an accounting of the Partnership or any distribution in satisfaction of such Person’s Partnership Interest or any security for the return or distribution thereof, and (ii) agrees to indemnify and hold the Partnership and each other unadmitted Assignee of a Partnership Interest from a Partner completely harmless from all cost or damage (including, without limitation, legal fees and expenses of enforcing this indemnity) that any such indemnified Person may incur as a result of any action inconsistent with this Section 17.1(c). This Section 17.1(c) shall survive the dissolution, winding up and termination of the Partnership.

17.2 Winding Up.

(a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with or not necessary to or appropriate for the winding up of the Partnership’s business and affairs. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Common Limited Partner Super-Majority) shall be appointed as liquidator and shall:

(i) be responsible for overseeing the winding up and termination of the Partnership;

(ii) take full account of the Partnership’s liabilities and Partnership Property;

(iii) cause the Partnership to be liquidated as promptly as is consistent with obtaining the fair value thereof; and

(iv) cause the proceeds therefrom, to the extent sufficient therefor, be applied and distributed in the following order:

(A) first, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors;

(B) second, to the payment and discharge of all of the Partnership’s debts and liabilities, if any, to any Partner;

(C) third, to the Series A Preferred Limited Partners in an amount equal to their respective accrued and unpaid Series A Preferred Return until each Series A Preferred Limited Partner has received his accrued and unpaid Series A Preferred Return;

(D) fourth, to the Series A Preferred Limited Partners in an amount equal to their respective unreturned Capital Contributions until each Series A Preferred Limited Partner has received his unreturned Capital Contributions;

(E) fifth, to the Series B Preferred Limited Partners in an amount equal to their respective accrued and unpaid Series B Preferred Return;

(F) sixth, to the Series B Preferred Limited Partners (respectively in proportion to their respective Capital Contributions) until each Series B Preferred Limited Partner has received an amount equal to its Unpaid Capital Contributions multiplied by the then current Series B Conversion Ratio;

(G) seventh, to the Class A Common Limited Partners and Class B Common Limited Partners in proportion to their respective accrued and unpaid Class A and Class B Common Preferred Return until each Class A Common Limited Partner and Class B Common Limited Partner has received his accrued but unpaid Class A and Class B Common Preferred Return;

(H) eighth, to the Class A Common Limited partners and Class B Common Limited Partners in proportion to their respective unreturned Capital Contributions until each Class A Common Limited partner and Class B Common Limited Partner has received his unreturned Capital Contributions;

(I) the balance, if any, 2% to the General Partner and 98% to the Common Limited Partners in proportion to their respective Sharing Ratios.

(b) The General Partner shall not receive any additional compensation for any services performed pursuant to this ARTICLE 17.

17.3 Deemed Distribution and Recontribution. Notwithstanding any other provision of this ARTICLE 17, in the event the Partnership is liquidated within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Partnership Property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners shall be deemed to have recontributed the Partnership Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

17.4 Rights of Partners. Except as otherwise provided in Section 10.4, each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership. Except as provided in Sections 5.1, 6.1 and 17.2, no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

17.5 Notice of Dissolution. In the event a Liquidating Event occurs, or an event occurs that would, but for provisions of Section 17.1(b), result in a dissolution of the Partnership, the General Partner (a) shall provide, within 30 Days thereafter, written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner), and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

ARTICLE 18

INDEMNIFICATION

18.1 Standard and Extent. To the fullest extent permitted by Law, and subject to the limitations stated in the next sentence, the Partnership shall indemnify and save harmless each of the General Partner, its Affiliates, and their respective agents, officers, employees, directors and beneficial owners (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, compromises, settlements, fines and penalties, and legal or other costs and expenses of investigating or defending against a claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, incurred by the Indemnitee and arising out of or in connection with the business of the Partnership or the performance by the Indemnitee of any of the General Partner’s responsibilities under this Agreement. An Indemnitee is entitled to indemnification only if the Indemnitee acted in good faith in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal action or proceeding, only if the Indemnitee had no reasonable cause to believe its conduct was unlawful and the Indemnitee’s conduct did not constitute willful misconduct (fraud, gross negligence or a knowing violation of this Agreement). Determination of a proceeding by settlement, judgment, order, conviction or on a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interest of the Partnership or that the Indemnitee’s conduct constituted willful misconduct or gross negligence. Any indemnification and saving harmless pursuant to this ARTICLE 18 shall be satisfied from and limited to Partnership assets, and no Partner has personal liability on account thereof.

18.2 Securities Laws Violations. Notwithstanding this ARTICLE 18, no Indemnitee shall be indemnified or saved harmless from any liability, loss, damage or expense incurred by it in connection with a claim or settlement involving allegations that federal or state securities Laws were violated by the Indemnitee unless: (a) the Indemnitee is successful in defending the action, suit or proceeding; (b) the indemnification is specifically approved by a court of competent jurisdiction that has been advised of the current position of the Securities and Exchange Commission and any applicable state securities or regulatory authority regarding indemnification for violations of federal (or state) securities Laws; or (c) independent legal counsel advises the Partnership that the matter of indemnification for violations of federal (or state) securities Laws has been favorably settled by controlling precedent.

18.3 Advance Payments. The Partnership may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a General Partner who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the Partnership receives (i) written affirmation by the General Partner of its good faith belief that it has met the standard of conduct necessary for indemnification under this ARTICLE 18, and (ii) written undertaking meeting the requirements of the Act by or on behalf of the General Partner to repay the amount paid or reimbursed if it is ultimately determined that the General Partner has not met those requirements.

18.4 Witness Expenses. Notwithstanding any other provision of this ARTICLE 18, the Partnership shall pay or reimburse expenses incurred by a General Partner in connection with the General Partner’s appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the General Partner is not a named defendant or respondent in the proceeding.

18.5 Insurance. Except as otherwise provided in this Agreement, the Partnership may purchase and maintain insurance or other arrangement on behalf of any Person who is or was a General Partner, Limited Partner, employee, or agent of the Partnership, or who is or was serving at the request of the Partnership as a representative of another enterprise, against any liability asserted against the Person and incurred by the Person in that capacity or arising out of the Person’s status in that capacity, regardless of whether the Partnership would have the power to indemnify the Person against that liability under this ARTICLE 18. Without limiting the power of the Partnership to procure or maintain any kind of insurance or other arrangement, the Partnership may, for the benefit of Indemnitees, create a trust fund, establish any form of self-insurance, secure its indemnity obligation by grant of a security interest or other lien on any or all of the Partnership Property, or establish a letter of credit, guaranty, or surety arrangement. In the absence of actual fraud, the judgment of the General Partner as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other Person participating in an arrangement is conclusive, and the insurance or other arrangement is not voidable and shall not subject the General Partner approving the insurance or other arrangement to liability, on any ground, regardless of whether the General Partner participating in approval of the insurance or other arrangement will be a beneficiary.

18.6 Reports of Indemnification and Advances. Any indemnification of or advance of expenses in accordance with this ARTICLE 18 shall be reported promptly in writing to the Limited Partners. The report must be made not later than one month after the date that the indemnification occurs.

ARTICLE 19

MISCELLANEOUS

19.1 Notice. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and deemed to have been duly given and received for all purposes on the date delivered personally to the Person or to an officer of the Person to whom the same is directed, or on the third Day after deposit by certified mail, postage and charges prepaid and addressed as follows:

(a) If to the Partnership, at the address set forth in Section 2.5;

(b) If to the General Partner, to the address of the General Partner set forth in Exhibit A, attached hereto; and

(c) If to a Limited Partner, to the address of such Limited Partner as set forth in Exhibit A, attached hereto.

Any Partner may change its address to which notice shall thereafter be given by notice to the other Partners and the Partnership.

19.2 Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification, or alteration of the terms of this Agreement shall be binding unless the same shall be in writing, dated subsequent to the date hereof and duly adopted by the Partners, as provided herein.

19.3 Severabilitv of Provisions. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.

19.4 Survival of Indemnities. The indemnity provisions in ARTICLE 18 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statutes of limitation.

19.5 Governing Law. The Laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

19.6 Counterpart Execution. This Agreement and any amendment hereto may be executed in any number of counterparts, either by the parties hereto or their duly authorized attorney-in-fact, with the same effect as if all parties had signed the same document and any counterpart having attached thereto one or more signature pages containing in the aggregate the original signature pages of all parties hereto shall constitute a fully executed original. All counterparts shall be construed as and shall constitute one and the same agreement.

19.7 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, successors, and Assignees.

19.8 Headings. Articles and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

19.9 Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other costs and expenses of litigation from the other party, which amounts shall be in addition to any relief which may be awarded.

19.10 Variations of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

19.11 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

19.12 Incorporation by Reference. Every exhibit, schedule and any other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

19.13 Further Action. Each Partner, upon the request of any General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

19.14 Partition. Each of the Partners irrevocably waives any right that may have to maintain any action for partition with respect to any of the Partnership Property.

19.15 Sole Discretion. Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made in the Sole Discretion of the General Partner.

19.16 Merger.

(a) The Partnership may merge or consolidate with one or more limited partnerships formed under Delaware or any other state’s Law, so long as the merger or consolidation is effective pursuant to (i) an approval of such merger or consolidation in accordance with Sections 7.5(a)(ii), and 7.5(a)(iii), (ii) the terms of this Section 19.16, (iii) a written agreement governing the terms thereof, and (iv) the Act.

(b) Notice to Limited Partners of the proposed merger or consolidation shall be given by the General Partner in accordance with Section 19.1 not more than 30 Days nor less than seven Days before (i) the date of the meeting (in the event of a vote of Class A Common Limited Partners and Class B Common Limited Partners), or (ii) the effective date of the proposed merger or consolidation, if consent is in writing without a meeting.

(c) With respect to any merger or consolidation, no Partner has any right of appraisal or right to dissent, regardless of whether such Partner voted against or abstained from voting on the proposed merger or consolidation.

19.17 Confidential Information.

(a) Except as permitted by Section 19.17(b) (i) each Partner shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Partner shall use the Confidential Information only in connection with the Partnership.

(b) Notwithstanding Section 19.17(a), but subject to the other provisions of this Section 19.17, a Partner may make the following disclosures and uses of Confidential Information:

(i) disclosures to another Partner in connection with the Partnership;

(ii) disclosures and uses that are approved by the General Partner;

(iii) disclosures to an Affiliate of such Partner on a “need to know” basis in connection with the Partnership, if such Affiliate has agreed to abide by the terms of this Section 19.17;

(iv) disclosures to a Person that is not a Partner or an Affiliate of a Partner, if such Person has been retained to provide services for the Partner in connection with the Partnership or such Partner’s Partnership Interest and has agreed to abide by the terms of this Section 19.17;

(v) disclosures and uses of Confidential Information that was directly developed and paid for by such Partner;

(vi) disclosures to a bona-fide potential purchaser of such Partner’s Partnership Interest, if (A) such disclosure has been approved by the General Partner (which approval shall not be unreasonably withheld), and (B) such potential purchaser has agreed to abide by the terms of this Section 19.17;

(vii) disclosures that a Partner is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that, prior to any such disclosure, such Partner shall, to the extent legally permissible:

(A) provide the General Partner with prompt notice of such requirements so that one or more of the Partners may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 19.17;

(B) consult with the General Partner on the advisability of taking steps to resist or narrow such disclosure;

(C) cooperate with the General Partner and with the other Partners in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; provided, that the Partnership shall reimburse any such Partners’ reasonable out-of-pocket expenses actually incurred in complying with this Section 19.17(b)(vii)(C):and

(D) in the event such protective order or other remedy is not obtained as provided in Section 19.17(b)(vii)(C). or the other Partners waive compliance with the provisions hereof, such Partner agrees (I) to furnish only that portion of the Confidential Information that the other Partners are advised by written opinion of counsel to the disclosing Partner is legally required and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c) Each Partner shall take such precautionary measures as may be required to ensure (and such Partner shall be responsible for) compliance with this Section 19.17 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 19.17.

(d) A terminated Partner shall promptly destroy (and provide a certificate of destruction to the Partnership with respect to) or return to the Partnership, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, a terminated Partner may, subject to the other provisions of this Section 19.17, retain and use Confidential Information for the limited purpose of preparing such terminated Partner’s tax returns and defending audits, investigations and proceedings relating thereto.

(e) The Partners agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 19.17, the continuation of which unremedied will cause the Partnership and the other Partners to suffer irreparable harm. Accordingly, the Partners agree that the Partnership and the other Partners shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 19.17 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

(f) The obligations of the Partners under this Section 19.17 shall terminate on the earlier of (i) the dissolution of the Partnership pursuant to the express terms of ARTICLE 17, or (ii) the occurrence of an IPO Event.

[End of Agreement; Remainder of this page intentionally left blank; Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been executed by the General Partner and the Limited Partners effective as of the date first above written.

GENERAL PARTNER:

LIBERTY PROPANE GP, LLC

By:	/s/ Tom D. Wippman
Name:	Tom D. Wippman
Title:	Executive Vice President and Secretary

LIMITED PARTNER:

SCP LP PROPANE PARTNERS I, INC.

By:	/s/ Tom D. Wippman
Name:	Tom D. Wippman
Title:	President

Signature Page 1 of 14

LIMITED PARTNER:

MANAGEMENT CAPITAL COMPANY, LLC

Signature Page 2 of 14

LIMITED PARTNER:

KENT A. MISEMER REVOCABLE TRUST DATED 12-24-92

Signature Page 3 of 14

LIMITED PARTNER:

LARRY A. WEINSTEIN REVOCABLE TRUST DATED AUGUST 21, 2000

Signature Page 4 of 14

LIMITED PARTNER:

/s/ David T. Cunningham
David T. Cunningham

Signature Page 5 of 14

LIMITED PARTNER:

/s/ G. Cook Jordan, Jr.
G. Cook Jordan, Jr.

Signature Page 6 of 14

LIMITED PARTNER:

/s/ Thomas E. Knauff
Thomas E. Knauff

Signature Page 7 of 14

LIMITED PARTNER:

/s/ Samuel Morasca, Jr.
Samuel Morasca, Jr.

Signature Page 10 of 14

LIMITED PARTNER:

/s/ Steven R. Dykeman
Steven R. Dykeman

Signature Page 11 of 14

LIMITED PARTNER:

ARGOSY INVESTMENT PARTNERS III, L.P.,

By: ARGOSY ASSOCIATES III, L.P.

its general partner

By: ARGOSY ASSOCIATES III, INC.

its general partner

By:	/s/ John Paul Kirwin, III
Name:	John Paul Kirwin, III
Title:	Vice President

Signature Page 12 of 14

LIMITED PARTNER:

LEGG MASON SBIC MEZZANINE FUND, L.P.,

a Delaware limited partnership

By: Legg Mason SBIC Mezzanine Fund Management, LLC,

its general partner

Signature Page 14 of 14

EXHIBIT A

PARTNERS

	Class of Interest	Capital Contributions	Remaining Commitment	Sharing Ratio

Liberty Propane GP, LLC 1033 Skokie Blvd., Suite 600 Northbrook, IL 60062	General Partner	$972,334	$83,666	N/A

SCP LP Propane Partners I, Inc. 1033 Skokie Blvd., Suite 600 Northbrook, IL 60062	Class A Common	$45,042,057	$3,957,943	77.815%

Management Capital Company, LLC 140 S. Dearborn St., Suite 1500 Chicago, IL 60614	Class B Common	$428,489	$12,511	0.700%

Kent A. Misemer Revocable Trust Dated 12-24-92 10740 Nall Ave., Suite 201 Overland Park, KS 66211	Class B Common	$1,155,043	$94,457	1.984%

David T. Cunningham 10740 Nall Ave., Suite 201 Overland Park, KS 66211	Class B Common	$187,045	$8,955	0.312%

Larry A. Weinstein Revocable Trust Dated 8-21-00 11001 West 125th Street Overland Park, KS, 66213	Class B Common	$516,596	$22,404	0.856%

Boyd H. McGathey 10740 Nall Ave., Suite 201 Overland Park, KS, 66211	Class B Common	$98,000	None	.155%

Exhibit A-1

Bradley A. Cochennet 1316 Avenida del Sol Durango, CO, 81310	Class B Common	$197,535	$3,365	.319%

Samuel Morasca, Jr. 1325 Milford Ave. Houston, TX, 77006	Class B Common	$19,600	None	.031%

Steven R. Dykeman 10740 Nall Ave. Suite 201 Overland Park, KS 66211	Class B Common	$269,500	None	.328%

Kent A. Misemer Revocable Trust Dated 12-24-92 10740 Nall Ave., Suite 201 Overland Park, KS 66211	Management Restricted Common	None	None	5.075%

David T. Cunningham 10740 Nall Ave. Suite 201 Overland Park, KS 66211	Management Restricted Common	None	None	0.525%

G. Cook Jordan, Jr. 140 S. Dearborn St., Suite 1500 Chicago, IL 60614	Management Restricted Common	None	None	2.538%

Thomas E. Knauff 140 S. Dearborn St., Suite 1500 Chicago, IL 60614	Management Restricted Common	None	None	2.538%

Larry A. Weinstein Revocable Trust Dated 8-21-00 11001 West 125th Street Overland Park, KS, 66213	Management Restricted Common	None	None	2.498%

Boyd H. McGathey 10740 Nall Ave., Suite 201 Overland Park, KS 66211	Management Restricted Common	None	None	2.500%

Steven R. Dykeman 10740 Nall Ave. Suite 201 Overland Park, KS 66211	Management Restricted Common	None	None	1.826%

Exhibit A-2

Gasamat Propane, LLC 3223 Arapahoe Ave., Suite 201 Boulder, Colorado 80303	Series A-1 Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$155,000.00	None	None

James Organ 236 School Road Punxsutawney, PA 15767	Series A-l Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$100,000.00	None	None

Wayne McMinn 4 Powerhouse Road Punxsutawney, PA 15767	Series A-1 Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$50,000.00	None	None

Zane Bianucci 1253 North Center Ebensburg, PA 15931	Series A-1 Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$105,000.00	None	None

Paul W. Greaves 477 Julian St. Denver, CO 80204	Series A-2 Preferred (1.0 Series A Conversion Ratio; 11% Series A Preferred Return)	$430,000.00	None	None

Exhibit A-3

Thomas Jerome Lambert Living Trust Dated 11-6-03 2111 West 156th Broomfield, CO 80020	Series A-2 Preferred (1.0 Series A Conversion Ratio; 11% Series A Preferred Return)	$310,000.00	None	None

Jeffrey W. Loudenback 14811 Granada Court Leawood, KS 66224	Series A-2 Preferred (1.0 Series A Conversion Ratio; 11% Series A Preferred Return)	$260,000.00	None	None

J. Raymond Jones & Bernice C. Jones 4417 Jet Road Atlanta, GA 30327	Series A-1 Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$165,000.00	None	None

Fairmont Gas Company, Inc. 1100 Park Avenue Fairmont, NC 28340	Series A-1 Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$335,000.00	None	None

Rowland Oil Company, Inc. 393 Ashpole Church Road Rowland, NC 28383	Series A-1 Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$200,000.00	None	None

Tony Yates Welding & Gas Service, Inc. 10 Delaney Road Nantucket, MA 02554	Series A-1 Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$500,000.00	None	None

Exhibit A-4

Jenkins Gas & Oil Co. Inc. P. O. Box 156, Pollocksville, NC 28573	Series A-3 Preferred (1.03 Series A Conversion Ratio; 6% Series A Preferred Return)	$9,810,000.00	None	None

Permagas, Inc. 9715 9th St NE Lake Stevens, WA 98258	Series A-4 preferred (1.0 Series A Conversion Ratio, 6% Series A Preferred Return)	$1,000,000	None	None

Mid State Gas Co. 1 Essex St. Pittsfield, ME 04967	Series A-l Preferred (1.1 Series A Conversion Ratio; 6% Series A Preferred Return)	$500,000.00	None	None

Rice Trucking Co., Inc. 26 Cherokee Drive Havelock, NC 28532	Series A-4 preferred (1.0 Series A Conversion Ratio, 6% Series A Preferred Return)	$50,000.00	None	None

Toto Traders, Inc. 501 Airport Dr. Ste 100 Farmington, NM 87401	Series A-4 preferred (1.0 Series A Conversion Ratio, 6% Series A Preferred Return)	$200,000.00	None	None

Exhibit A-5

Propane Service, Inc. P. O. Box 4597 Spanaway, WA 98387	Series A-5 Preferred (1.05 Series A Conversion Ratio; 6% Series A Preferred Return)	$1,150,000	None	None

Nantucket Propane, Inc. 10 Airport Road Nantucket, MA 02554	Series A-4 Preferred (1.00 Series A Conversion Ratio; 6% Series A Preferred Return)	$500,000	None	None

Argosy Investment Partners III, L.P. 950 West Valley Road, Suite 2900 Wayne, PA 19087 Attention: John Kirwin Telephone: (610) 971-9685 Facsimile: (610) 964-9524	Series B Preferred	$3,500,000	None	None

ACG - LIBERTY PROPANE, L.P. C/O Argosy Investment Partners III, L.P. 950 West Valley Road, Suite 2900 Wayne, PA 19087 Attention: John Kirwin Telephone: (610) 971-9685 Facsimile: (610) 964-9524	Series B Preferred	$4,000,000	None	None

Legg Mason SBIC Mezzanine Fund, L.P. c/o Calvert Street Capital Partners 111 South Calvert Street, Suite 1800 Baltimore, Maryland 21202 Attention: Greg Barger Telephone: (443) 573-3700 Facsimile: (443) 573-3703	Series B Preferred	$7,500,000.00	None	None

Exhibit A-6

EXHIBIT B

Summary of Terms of the Initial Public Offering

The Senior Subordinated Units to be issued upon conversion of the Series A Preferred Limited Partner Interests, the Series B Preferred Limited Partner Interests, the Class A Common Limited Partner Interests and the Class B Common Limited Partner Interests will have a yield equal to (but subordinated to) the yield on the publicly-traded common units, an indicated value equal to the initial offering price of the common units and the following additional components:

1.	Generally, the partnership will be required to distribute all “Available Cash” quarterly;

2.	Available Cash will be distributed based on the following priorities:

a.	First, to the Common Units (issued to the public) and General Partner (2%), pro rata, until each has received its minimum quarterly distribution (MQD) per quarter, plus arrearages (the MQD will be a fixed amount per unit which will be a basis for the pricing of the sale of units to the public);

b.	Second, to the Senior Subordinated Units and General Partner (2%), pro rata, until each has received the MQD amount referred to above;

c.	Third, to the Junior Subordinated Units and General Partner (2%), pro rata, until each has received the MQD amount referred to above; and

d.	Finally, after each unit has received the MQD, available cash will be distributed proportionately to all units except that the General Partner will receive incentive distributions after distributions exceed certain target levels.

3.	At the expiration of the subordination period, the subordinated units will convert to common units on a one-for-one basis and will receive distributions pro rata with all other common units. The subordination period is expected to terminate as follows:

a.	As to 25% of the subordinated units at the end of three years after an IPO so long as certain earnings and distribution levels are met;

b.	As to 25% of the subordinated units at the end of four years after an IPO so long as earnings and distribution levels are met; and

c.	As to the balance of the subordinated units at the end of five years after an IPO so long as earnings and distribution levels are met.

4.	Distributions from Capital Surplus, defined generally as any distributions other than from operating surplus, will be distributed as follows:

a.	First to all units (including the General Partner) until each unit has received an amount equal to the initial price to the public;

b.	Next, to the holders of common units in the amount of any arrearages; and

c.	Thereafter, all distributions will be treated as if from operating surplus but with the General Partner receiving the highest level of incentive distributions.

It is not anticipated that there will be distributions from operating surplus.

Exhibit B-1

5.	Distributions and allocations upon liquidation will be made so as to, after payments to creditors, return first to the common unitholders their unrecovered capital plus arrearages, then to return to the senior subordinated unitholders their unrecovered capital, then to return to the junior subordinated unitholders their unrecovered capital, then to the unitholders and the general partners based upon the incentive distribution proportions, applied on a cumulative basis. Special allocations of gains or losses for tax purposes may occur upon liquidating events.

6.	Generally, the master limited partnership in existence after the IPO will be governed by the General Partner who has broad powers over the partnership. The limited partners will generally have no voting rights. In certain cases, the General Partner may be removed by a vote of the limited partners.

7.	The partnership will be allowed to issue additional common units in certain non-diluted events. All units will generally be protected in certain dilutive transactions such as splits, etc.

8.	In certain instances described in the Partnership Agreement, common units or junior subordinated units may be issued to Partners.

Other provisions will apply to these units. These provisions may be changed in the Sole Discretion of the General Partner to meet the requirements of underwriters, however, these summary terms are expected to be incorporated into the master limited partnership agreement at the time of a public offering. The tax consequences of the acquisition, ownership and disposition of the units are not described in this Exhibit.

Exhibit B-2